Exhibit 10.35

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (together with the attached Exhibits, the (“Agreement”) is made as of July 8 (the “Effective Date”) by and between Genetics Institute, Inc., a Delaware corporation with a business address at 87 Cambridge Park Drive, Cambridge, Massachusetts 02140 (“GI”) and Xcyte Therapies, Inc., a Delaware corporation with a business address at 2203 Airport Way South, Suite 300, Seattle, Washington 98134 (“Xcyte”).

1.	Background.

1.1	GI. GI has acquired and/or licensed the rights to certain patents, as set forth in Exhibit D to this Agreement (the “Patents”), pursuant to agreements between GI and third parties (defined below as the “Licensors”).

1.2	Xcyte. Xcyte desires to license and/or sublicense the Patents from GI, to make, use and sell Products (defined below) in the Field (defined below). GI is Willing, for the consideration and on the terms set forth herein, to license and/or sublicense the Patents to Xcyte for such purposes.

1.3	Agreement. In consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the Parties agree as follows:

2.	Definitions. As used in this Agreement, the following terms shall have the meanings set forth below.

2.1	“Affiliate” means any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with a Party. For purposes of this Section 2.1, “control” means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such noncorporate entities.

2.2	“Combination Product” means any Product sold in combination with one or more other products which are not Products.

2.3	“Confidential Information” shall mean(i) any proprietary or confidential information or material in tangible form disclosed hereunder that is marked as “Confidential” at the time it is delivered to the receiving party, or (ii) proprietary or confidential information disclosed orally hereunder which is identified as confidential or proprietary when disclosed and such disclosure of confidential information is confirmed in writing within thirty (30) days by the disclosing party.

“Confidential Information” does not include information which (a) was known to the receiving Party at the time it was disclosed, other than by previous disclosure by the disclosing Party, as evidenced by written records at the time of disclosure; (b) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (c) is lawfully and in good faith made available to the receiving Party by a third party who did not derive it from the disclosing Party and who imposes no obligation of confidence on the receiving Party; or (d) is developed by the receiving Party independent of any disclosure by the disclosing Party.

2.4	“Distributor” means a third party which is not a Xcyte Affiliate or Sublicensee and which is a distributor, wholesaler or other entity purchasing Products from Xcyte or its Affiliate or Sublicensee for resale.

2.5	“Field” means ex vivo activation or expansion of human T-cells (including T-cells modified through gene transfer (except as indicated below) or otherwise) for treatment and/or prevention of infectious diseases (including, without limitation, AIDS), cancer and immunodeficiency states. It is understood and agreed that the Field shall not include activation or expansion of T-cells modified through gene transfer to specifically modify the T-cells to produce secreted or cell-surface membrane-bound proteins not normally expressed in significant levels by such T-cells, unless the cell-surface membrane-bound proteins bind the T-cell to specific target cells.

2.6	“Improvements” means any invention or discovery whether or not patentable which is used commercially by Xcyte during the term of this Agreement and which directly relates to the methods of preparing T-cells claimed in the Patents, and is within the scope thereof. It is understood and agreed that any ligand (including, without limitation, any antibody or antibody derivative) identified or used by Xcyte or its designees for the practice of the methods claimed in the Patents shall not be an Improvement.

2.7	“License Agreements” means the 1995 Acquisition Agreement between GI and Repligen Corporation, together with the following agreements, pursuant to which GI licensed the Patents which are sublicensed to Xcyte under this Agreement:

(a)	“Navy Agreement” means the December 10, 1996 License Agreement between GI and the Navy, a copy of which is attached as Exhibit A to this Agreement.

(b)	“Michigan Agreement” means the May 28, 1992 License Agreement between GI and Michigan, a copy of which is attached as Exhibit B to this Agreement

(c)	“DFCI Agreement” means the July 20, 1993 License Agreement between DFCI and Repligen, a copy of which is attached as Exhibit C to this Agreement.

2.8	“Licensors” means the United States of America, represented by the Secretary of the Navy (the “Navy”), the University of Michigan (“Michigan”) and the Dana Farber Cancer Institute (“DFCI”).

2.9	“Net Sales” means the aggregate United States dollar equivalent of gross revenues derived by or payable to Xcyte, its Affiliates and Sublicensees from or on account of the sale or distribution of Products (including Combination Products) and Services to third parties, less (a) reasonable credits or allowances, if any, actually granted on account of price adjustments, rebates, discounts, recalls, rejection or return of items previously sold, (b) excises, sales taxes, value added taxes, consumption taxes, duties or other taxes imposed upon and paid with respect to such sales or Services (excluding income or franchise taxes of any kind) and (c) separately itemized insurance, packaging and transportation costs incurred in shipping Products (including Combination Products) to such third parties. No deduction shall be made for any item of cost incurred by Xcyte, its Affiliates or Sublicensees in preparing, manufacturing, shipping or selling Products (including Combination Products) except as permitted pursuant to clauses (a), (b) and (c) of the foregoing sentence. Net Sales shall not include any transfer between Xcyte and any of its Affiliates or Sublicensees for resale.

If Xcyte or an Affiliate or Sublicensee sells Products (including Combination Products) to a Distributor, Net Sales shall be calculated from the gross revenues received by Xcyte and/or its Affiliate or Sublicensee from the sale of Products to the Distributor.

In the event that Xcyte or any of its Affiliates or Sublicensees shall make any transfer of Products (including Combination Products) to third parties for other than monetary value, such transfer shall be considered a sale hereunder for accounting and royalty purposes. Net Sales for any such transfers shall be determined on a country-by-country basis and shall be the average price of “arms length” sales by Xcyte, its Affiliates or Sublicensees in such country during the royalty reporting period in which such transfer occurs or, if no such “arms length” sales occurred in such country during such period, during the last period in which such “arms length” sales occurred. If no “arms length” sales have occurred in a particular country, Net Sales for any such transfer in such country shall be the average price of arms length” sales in all countries in the Territory.

Notwithstanding the foregoing, no transfer of Products (including Combination Products) for testing, pre-clinical, clinical or developmental purposes or as samples shall be considered a sale hereunder.

In the event a Product or Combination Product is sold to end-users together with a Service, in calculating Net Sales the payment received by Xcyte for such Service component shall be included in Net Sales, subject to Section 5.2(b); provided, any payment received by Xcyte for any service which is not a Service shall not be included in Net Sales.

2.10	“Party” means GI or Xcyte; “Parties” means GI and Xcyte.

2.11	“Patents” means the patents and patent applications listed in Exhibit D attached to this Agreement and shall include any foreign counterparts of the patents and patent applications listed in Exhibit D (which for all purposes of this Agreement shall be deemed to include certificates of invention anti applications for certificates of invention and priority rights), together with any reissues extensions or other governmental acts which effectively extend the period of exclusivity by the patent holder, substitutions, confirmations, registrations, revalidations, additions, continuations, continuations-in-pan, or divisions of or to any of the foregoing, to the extent GI owns or controls such rights, or has acquired or licensed such rights under the License Agreements.

2.12	“Product” means any product developed by or on behalf of Xcyte, the manufacture, use or sale of which is covered by a Valid Claim of the Patents in the country of manufacture, use or sale.

2.13	“Service” means any service provided by Xcyte in connection with a Product in the Field. By way of illustration and without limitation, services would include apheresis conducted in connection with the use of a Product or services relating to cell testing or cell characterization or quality assurance or quality control of Products.

2.14	“Sublicensee” means a third party, including any Xcyte Affiliate, to which Xcyte has granted a further sublicense to make, use, import, offer for sale and/or sell the Products.

2.15	“Technology” means the technology described in the Patents related to the manufacture, use or sale of the Products in the Field.

2.16	“Territory” means, with respect to each Patent, the area of the world in which GI has the rights to practice under such Patent, as set forth in applicable License Agreement under which GI obtained rights to such Patent.

2.17	“Valid Claim” means (a) a claim of an unexpired patent which shall not have been withdrawn, canceled or disclaimed, nor held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision or (b) a claim of a patent application which is either: (i) the subject of a pending patent interference proceeding or (ii) supported by the disclosure of such application or any prior filed patent application for a cumulative period not exceeding seven (7) years from the earliest date of such supporting disclosure for such claim in any such patent application.

3.	License from GI to Xcyte.

3.1

Grant. Subject to the fulfillment of the terms and conditions of this Agreement, including, without limitation, the conditions of sublicense set forth in Section 3.4, below, GI grants to Xcyte exclusive, royalty-bearing licenses and/or sublicenses under the Patents, restricted to the Field, to make and have made, to use, to offer for sale, to sell and have sold, to import and have imported, and to export and have exported, the Products in the Territory.

3.2	Term. The licenses and/or sublicenses granted in Section 3.1, above, shall run to the end of the enforceable term of the Patents or License Agreements under which such license and/or sublicense is granted.

3.3	Further Sublicenses. Xcyte shall have the right to grant further sublicenses under the foregoing license and/or sublicense, provided the Sublicensees agree to comply with all terms and conditions of this Agreement. Notwithstanding any such further sublicenses, Xcyte shall remain primarily liable for all of such Affiliates’ and Sublicensees’ duties and obligations contained in this Agreement.

3.4	Conditions of Sublicense. With respect to the applicable Patents or the applicable claim or claims of such Patents, the sublicenses granted to Xcyte under this Agreement are subject to thc following conditions imposed on GI, as licensee, and Xcyte, as sublicensee, by the applicable Licensors:

(a)	Approval of Licensors. Each such sublicense shall be subject to the prior written approval of the applicable Licensor to the extent required by the License Agreements.

(b)	Licensors’ Retained Rights. Each sublicense is subject to any and all rights retained by the applicable Licensor.

(c)

Consistent with Terms of License Agreements. Each sublicense is granted pursuant to the terms of the applicable License Agreement. No provision of this Agreement shall be in derogation of or diminish any rights of each Licensor in the applicable License Agreement. Each sublicense under this Agreement may be modified or terminated in whole or in part upon the modification or termination in whole or in part of the applicable License Agreement; provided, GI shall not terminate or enter into any modification of any of the License Agreements if such modification or termination would affect the rights of Xcyte under this Agreement, without the prior written consent of Xcyte, and shall notify Xcyte within ten (10) business days if GI receives any notice from any Licensor that (i) such Licensor believes that GI is in default or breach of the relevant License Agreement, or (ii) such Licensor intends to terminate the relevant License Agreement, or (iii) such Licensor intends to modify GI’s rights under the applicable License Agreement (e.g., by converting GI’s exclusive rights under such License Agreement to non-exclusive rights). Should any sublicense granted by Xcyte under this Agreement not comply with the requirements of any License Agreement, such sublicense of rights under this Agreement may be void. If either Party becomes aware of any potential inconsistency of a sublicense granted by Xcyte with this

Agreement, it shall promptly notify the other Party, providing a detailed explanation of the potential inconsistency.

(d)	GI to Furnish Copy. Within thirty (30) days of the Effective Date, and within thirty (30) days of any modification of this Agreement, GI may be obligated to furnish to each Licensor a true and complete copy of this Agreement and any modification hereof.

4.	Product Development.

4.1	Diligence Obligations. Xcyte shall exercise commercially reasonable and diligent efforts, in its scientific and business judgement, to develop at least one Product itself or through sublicensees. Each year during the term of the Agreement until the first commercial sale of a Product, Xcyte, itself or through a sublicensee, shall expend no less than five hundred thousand dollars ($500,000) annually on research and development activities directly relaxing to Product development. During the term of this Agreement, within sixty (60) days of each anniversary of the Effective Date, Xcyte shall issue to GI a progress report detailing Xcyte’s progress in developing Products.

4.2	Conversion of License and/or Sublicense. In the event that Xcyte fails to satisfy the requirements set forth in Section 4.1, above, GI shall have the right, in its sole discretion, upon written notice to Xcyte, to convert the licenses and/or sublicenses granted to Xcyte under this Agreement from exclusive to non-exclusive; provided Xcyte has not cured such failure within sixty (60) days following written notice from GI of any such failure. In the event that GI converts such licenses and/or sublicense to non-exclusive, GI shall be entitled to grant additional licenses and/or sublicenses under the Patents to not more than two (2) unrelated third parties. If GI exercises its conversion right under this Section 4.2, thereafter the royalty obligation due to GI pursuant to Section 5.2 below shall be reduced by [*] but in no event shall be less than [*] of Net Sales of Product or Combination Product.

5.	Consideration.

5.1	License Fee. In partial consideration for the license granted herein, on the Effective Date Xcyte shall pay to GI a license fee in the form of 145,875 shares of Xcyte preferred stock, subject to the terms and conditions of the Stock Purchase Agreement attached hereto as Exhibit E, and shall pay a total of fifty three thousand four hundred eighty seven U.S. dollars and fifty cents ($53,487.50) to the Licensors as provided in the Letter Agreement of even date herewith between GI, Xcyte and the Licensors. In addition, upon the first to occur of (i) notice from GI to Xcyte of the issuance of the first Valid Claim within the Patents, (ii) the first grant of a sublicense by Xcyte to a third party pursuant to Section 3.3, or (iii) the third anniversary of the Effective Date, GI shall have the right to purchase 194,500 additional shares of Xcyte stock, subject to the terms and conditions of the Stock Warrant Agreement attached hereto as Exhibit F.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.2	Royalty Payments.

(a)	With respect to the sales of each Product, Xcyte shall pay GI a royalty of [*] of Net Sales of Products sold by Xcyte, its Affiliates and Sublicensees without any Services.

(b)	With respect to the sales of each Product, Xcyte shall pay GI a royalty of [*] of Net Sales of Products by Xcyte, its Affiliates and Sublicensees sold together with one or more Services.

(c)	With respect to the sales of each Combination Product, Xcyte shall pay GI a royalty of such Combination Product, as follows:

(i)	[*] of Net Sales of each Combination Product sold by Xcyte, its Affiliates and Sublicensees, if such Combination Product is sold without any Services, and

(ii)	[*] of Net Sales of each Combination Product sold by Xcyte, its Affiliates and Sublicensees, if such Combination Product is sold together with one or more Services;

provided, in each case, in determining Net Sales of Combination Products, Net Sales shall first be calculated in accordance with the definition of Net Sales and then multiplied by a fraction, the numerator of which is the current Net Selling Price of Product and the denominator of which is the current Net Selling Price of the Combination Product. If there is no Net Selling Price of Product, then the numerator shall be the fair market value of the Product for the quantity contained in the Combination Product and of the same class, purity and potency, as negotiated in good faith by the parties, or, failing such agreement, as is determined by an appraisal to be conducted by an independent third party mutually agreed to by Xcyte and GI, which determination shall be binding. However, in no event shall the royalty be less than [*] of Net Sales of each Combination Product.

(d)	In addition to the royalties payable under this Section 5.2, Xcyte shall pay to GI a portion of all compensation, including license fees, advances and other payments of compensation (however characterized), which are owed to Xcyte pursuant to further sublicensing of the rights granted to Xcyte hereunder, as follows:

Sublicense Date	% of Compensation
Within 24 months of Effective Date	[*]
After 24 months after Effective Date	[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Notwithstanding the above, it is understood and agreed that Xcyte shall not be obligated to pay to GI any portion of any amounts received from any Sublicensee as payments for research and development activities to be conducted by Xcyte on behalf of such Sublicensee, or amounts received from a Sublicensee for equity, or the license or sublicense of any intellectual property other than the Patents, or products other than the Products, or reimbursement for patent or other expenses.

(e)	Xcyte and its Affiliates and Sublicensees shall be responsible for any payments due to third parties under licenses or similar agreements entered by Xcyte or its Affiliates or Sublicensees necessary for the manufacture, use or sale of Products. Xcyte may offset one-half of any such payments made by Xcyte or its Affiliates or Sublicensees to third parties against royalties due GI pursuant to Section 5.2(a), (b) and (c) above; provided, GI shall have the right to receive the greater of (i) [*] the amounts due pursuant to Sections 5.2(a), (b) and (c) above, or (ii) [*] of Net Sales of Product or Combination Product.

(f)	Payments due under this Section 5.2 shall be payable on a country-by-country and Product-by-Product basis and shall be payable until (i) with respect to Patents owned by GI, the expiration of the last-to-expire Valid Claim, and (ii) with respect to Patents subject to the License Agreements, the expiration of the applicable license term, as set forth in Section 3.2.

(g)	Regardless of any credits or offsets available to Xcyte under Section 5.2(e) of this Agreement commencing on the first anniversary of the Launch of the first Product in any country, in no year shall Xcyte pay to GI less than the greater of (i) [*] of the royalties due pursuant to Sections 5.2(a), (b) or (c) in any year with regard to any Product or (ii) [*] of Net Sales of Product or Combination Product. Any credits or offsets not creditable against royalties in the year such credit or offset is earned may be carried forward until fully applied.

5.3	Reports and Payment. Xcyte shall deliver to GI, within sixty (60) days after the end of each calendar quarter, a written report showing its computation of royalties due under this Agreement upon Net Sales by Xcyte, its Affiliates and Sublicensees during such calendar quarter. All Net Sales shall be segmented in each such report according to sales by Xcyte, each Affiliate and each Sublicensee, as well as on a country-by-country basis, including the rates of exchange used to convert such royalties to United States Dollars from the currency in which such sales were made. Subject to the provisions of Sections 5.4 and 5.5 of this Agreement, simultaneously with the delivery of each such report, Xcyte shall tender payment in United States Dollars of all royalties shown to be due therein.

For purposes hereof, the rates of exchange to be used for converting royalties hereunder to United States Dollars shall be the closing price published for the

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

purchase of United States Dollars in the East Coast Edition of the Wall Street Journal for the last business day of the calendar quarter for which payment is due.

5.4	Foreign Royalties. Where royalties are due hereunder for sales of Products in a country where, by reason of currency regulations or taxes of any kind, it is impossible or illegal for Xcyte, any Affiliate or Sublicensee to transfer royalty payments to GI for Net Sales in that country, such royalties shall be deposited in whatever currency is allowable by the person or entity not able to make the transfer for the benefit or credit of GI in an accredited bank in that country that is reasonably acceptable to GI.

5.5	Taxes. Any and all income or similar taxes imposed or levied on account of the receipt of royalties payable under this Agreement which are required to be withheld by Xcyte shall be paid by Xcyte, its Affiliates or Sublicensees on behalf of GI and shall be paid to the proper taxing authority. Proof of payment shall be secured and sent to GI by Xcyte, its Affiliates or Sublicensees as evidence of such payment in such form as required by the tax authorities having jurisdiction over Xcyte, its Affiliates or Sublicensees. Such taxes shall be deducted from the royalty that would otherwise be remittable by Xcyte, its Affiliates or Sublicensees.

5.6	Records. Xcyte shall keep, and shall require all Affiliates and Sublicensees to keep, for a period of at least two (2) years, full, true and accurate books of accounts and other records containing all information and data which may be necessary to ascertain and verify the royalties payable hereunder. During the term of this Agreement and for a period of two (2) years following its termination, GI shall have the right from time to time (not to exceed once during each calendar year) to inspect in confidence, or have an agent, accountant or other representative inspect in confidence, such books, records and supporting data.

6.	Representation, Warranty and Indemnity.

6.1	Representation and Warranty of GI. GI represents and warrants to Xcyte that, subject to the terms and conditions of this Agreement and the License Agreements, (i) it has an interest licensable or sublicensable to Xcyte in the Patents; (ii) it has full right, power and authority to grant the licenses and / sublicense granted by it under this Agreement; (iii) GI has not previously granted, and will not grant during the term of this Agreement, any right, license or interest in and to the Patents, or any portion thereof, inconsistent with the license granted to Xcyte herein; (iv) as of the Effective Date, there are no actions, suits, investigations, claims or proceedings pending or threatened in any way relating to the Patents except as set forth on Schedule 6.1 to this Agreement; and (v) during the term of this Agreement, GI shall use its reasonable efforts not to breach any of the License Agreements.

6.2	Representation and Warranty of Xcyte. Xcyte represents and warrants to GI that, subject to the terms and conditions of this Agreement and the License

Agreements, during the term of this Agreement, Xcyte shall use its reasonable efforts not to breach any of the License Agreements.

6.3	Indemnity of GI by Xcyte. Xcyte shall defend, indemnify and hold GI (and its agents, directors, officers and employees) harmless, at Xcyte’s cost and expense, from and against any and all losses, costs, liabilities, damages, fees and expenses, including reasonable attorneys’ fees and expenses (collectively, “Liabilities”) arising out of or in connection with the manufacture, promotion, sale or other disposition of the Products by Xcyte, its Affiliates and Sublicensees, and any actual or alleged injury, damage, death or other consequence occurring to any third person as a result, directly or indirectly, of the possession, consumption or use of the Products sold by Xcyte or its Affiliates or Sublicensees, regardless of the form in which any such claim is made.

6.4	Effect of Representations and Warranties. It is understood that if the representations and warranties made by a party under this Article 6 are not true and accurate, the party making such representations and warranties shall indemnify and hold the other party harmless from and against any Liabilities incurred as a result.

6.5	Exclusion. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY, OR ANY OF ITS OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES OR AGENTS, OR ANY OTHER PERSON OR ENTITY, FOR ANY INCIDENTAL, CONSEQUENTIAL, OR OTHER SPECIAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOST PROFITS OR OPPORTUNITIES INCURRED BY SUCH PARTY, OR ANY OTHER PERSON OR ENTITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE LICENSES AND RIGHTS GRANTED HEREIN, THE PRODUCT, PATENTS OR IMPROVEMENTS, OR ACTUAL OR ALLEGED NEGLIGENCE, STRICT LIABILITY, BREACH OF REPRESENTATIONS OR WARRANTIES, OR ANY OTHER CAUSE OF ACTION.

6.6	Procedure. A party entitled to indemnification hereunder agrees to give prompt written notice to the indemnifying party after the receipt by such party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which such party will claim indemnification pursuant to this Agreement. Unless, in the reasonable judgment of the indemnified party, a conflict of interest may exist between the indemnified party and the indemnifying party with respect to a claim, the indemnifying party may assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. if the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel with respect to such claim. The indemnifying party will not be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld or delayed.

7.	Intellectual Property.

7.1	Improvements. Xcyte shall own the entire right, title and interest in and to all Improvements.

7.2	Option; Right of First Refusal. Xcyte grants to GI an option to execute an exclusive, worldwide, royalty-bearing commercialization license, with the right to grant sublicenses, to the Improvements, to commercialize products based on or incorporating Improvements outside the Field, on terms to be negotiated by the parties in good faith.

GI may exercise its option by written notice to Xcyte within three (3) months of notice by Xcyte to GI of such Improvement and receipt by GI of sufficient technical information to evaluate such Improvement. If GI exercise its option, the parties will negotiate in good faith to reach agreement on a commercialization license for up to 120 days. If GI does not exercise its option, or the parties do not reach agreement within 120 days, Xcyte may commercialize such Improvement outside the Field, itself or license such Improvement to a third party, without obligation to GI. Before entering into any transaction with a third party on terms which, taken as a whole, are materially more favorable than those offered to GI in writing to license such Improvement, Xcyte will inform GI and shall allow GI sixty (60) days in which to elect whether to license such Improvement under all the terms of the proposed transaction with the third party. Nothing in this Section 7.2 shall imply the grant of any license under the Patents to Xcyte outside the Field.

7.3

Patent Maintenance. GI shall have the right to seek or continue to seek or maintain patent protection on the Patents in any country. GI shall obtain the advice of Xcyte concerning the countries in which to seek or maintain patent protection, and the nature and text of such patents and prosecutions matters related thereto prior to the filing thereof and provide Xcyte a reasonable opportunity to review and comment on all proposed submissions to any patent office before submittal, and provided further that GI shall keep Xcyte reasonably informed as to the status of such patent applications by promptly providing Xcyte copies of all communications relating to such patent applications that are received from any patent office. Xcyte shall reimburse GI for any reasonable expenses incurred by GI during the term of this Agreement in preparing, filing, prosecuting and maintaining any Patents containing claims relating to the Field. If GI elects not to seek or continue to seek or maintain patent protection on any patent application or patent within the Patents in any country, Xcyte shall have the right, at its expense, to file, procure and maintain in such countries such Patents. If Xcyte elects not to continue to make payments to seek or continue to seek or maintain patent protection on any patent application or patent within the Patents in any country, it may notify GI, and its obligation to make such payments shall cease and its license with regard to such patent application or patent shall terminate. Xcyte shall have the right, at Xcyte cost and expense, to audit all expenses relating to the preparing, filing, prosecuting and maintaining of the Patents.

7.4	Patent Infringement.

(a)	Each Party shall promptly report in writing to the other Party during the term of this Agreement any known infringement or suspected infringement of any of the Patents, and promptly shall provide the other Party with all available evidence supporting said infringement, suspected infringement, or unauthorized use or misappropriation.

(b)	Except as provided in Section 7.4(c) below, Xcyte shall have the right to initiate an infringement or other appropriate suit anywhere in the Territory against any third party who at any time has infringed, or is suspected of infringing, any of the Patents in the Field. Xcyte shall give GI sufficient advance notice of its intent to file said suit and the reasons therefor, and shall provide GI with an opportunity to make suggestions and comments regarding such suit. Xcyte shall keep GI promptly informed, and shall from time to time consult with GI regarding the status of any such suit and shall provide GI with copies of all documents filed in, and all written communications relating to, such suit. Xcyte shall have the sole and exclusive right to select counsel for any such suit and shall, except as provided below, pay all expenses of the suit, including without limitation attorneys’ fees and court costs. GI, in its sole discretion, may elect, within sixty (60) days after the commencement of such litigation, to contribute to the costs incurred by Xcyte in connection with such litigation and, if it so elects, any damages, royalties, settlement fees or other consideration received by Xcyte or any of its Affiliates for infringement as a result of such litigation shall be shared by Xcyte and GI pro rata based on their respective sharing of the costs of such litigation. In the event that GI elects not to contribute to the costs of such litigation, Xcyte and/or its Sublicensees shall be entitled to retain any damages, royalties, settlement fees or other consideration for infringement resulting therefrom. If necessary, GI shall join as a party to the suit but shall be under no obligation to participate except to the extent that such participation is required as the result of being a named party to the suit. GI shall offer reasonable assistance to Xcyte in connection therewith at no charge to Xcyte except for reimbursement of reasonable out-of-pocket expenses, incurred in rendering such assistance. GI shall have the right to participate and be represented in any such suit by its own counsel at its own expense.

(c)

In the event that Xcyte elects not to initiate an infringement or other appropriate suit pursuant to Section 7.4(b) above, Xcyte shall promptly advise GI of its intent not to initiate such suit, and GI shall have the right, at the expense of GI, of initiating an infringement or other appropriate suit against any third party who at any time has infringed, or is suspected of infringing, any of the Patents in the Field. GI shall have the sole and exclusive right to select counsel for any such suit and shall, except as provided below, pay all expenses of the suit including without limitation attorneys’ fees and court costs. Xcyte, in its sole discretion, may elect, within sixty (60) days after the commencement of such litigation, to contribute to the costs incurred by GI in connection with such litigation and, if it so elects, any damages, royalties, settlement fee or other consideration received by GI or any of its Affiliates for infringement as a result of such litigation shall be shared by GI and Xcyte pro rata based on their respective sharing of the costs of such litigation. In the event that Xcyte elects not to contribute to the costs of such litigation, GI and/or its Affiliates shall be entitled to retain any damages, royalties, settlement fees or other consideration for infringement resulting therefrom. If necessary, Xcyte shall join as a party to the suit but shall be under no obligation to participate except to the extent that such participation is required as a result of being a named party to the suit. At GI’s request, Xcyte shall offer reasonable assistance to GI in connection therewith at no charge to GI except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance. Xcyte shall have the right to participate and be represented in any such suit by its own counsel at its own expense.

7.5	Claimed Infringement.

(a)	In the event that a third party at any time provides written notice of a claim to, or brings an action, suit, or proceeding against, either Party or any of their respective Affiliates or Sublicensees, claiming infringement of its patent rights or unauthorized use or misappropriation of its know-how, based upon an assertion or claim arising out of the development, use, manufacture, distribution, or sale of Products, such Party shall promptly notify the other Party of the claim or the commencement of such action, suit, or proceeding, enclosing a copy of the claim and/or all papers served. Each Party agrees to make available to the other Party its advice and counsel regarding the technical merits of any such claim at no cost to the other Party.

(b)	THE FOREGOING STATES THE ENTIRE RESPONSIBILITY OF THE PARTIES IN THE CASE OF ANY CLAIMED INFRINGEMENT OR VIOLATION OF ANY THIRD PARTY’S RIGHTS OR UNAUTHORIZED USE OR MISAPPROPRIATION OF ANY THIRD PARTY’S KNOW-HOW.

8.	Confidential Information.

8.1

Nondisclosure of Confidential Information. Each Party shall not directly or indirectly publish, disseminate or otherwise disclose, deliver or make available to any person outside its organization any of the other Party’s Confidential information. Each Party may disclose the other Party’s Confidential Information to persons within its organization and to its Affiliates and Sublicensees who/which have a need to receive such Confidential Information in order to further the purposes of this Agreement and who/which are bound to protect the confidentiality of such Confidential Information, as set forth in Section 8.4 below. Each Party may disclose the other Party’s Confidential Information to a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to the other Party.

8.2	Use of Confidential Information. Each Party shall use the other Party’s Confidential Information solely for the purposes contemplated in this Agreement or for such other purposes as may be agreed upon by the Parties in writing.

8.3	Physical Protection of Confidential Information. The Parties shall exercise commercially reasonable precautions to physically protect the integrity and confidentiality of the other Party’s Confidential Information.

8.4	Agreements with Personnel and Third Parties. The Parties have or shall obtain agreements with all personnel and third parties who will have access to the other Party’s Confidential Information which impose comparable confidentiality obligations as are set forth in this Agreement on such personnel and third parties.

9.	Term and Termination.

9.1	Term. Unless sooner terminated in accordance with the provisions of this Section 9, this Agreement shall continue in force on a country-by-country and Product-by-Product basis for the period set forth in Section 3.2.

9.2	Termination for Breach. Each Party shall be entitled to terminate this Agreement by written notice to the other party in the event that the other party shall be in default of any of its material obligations hereunder, and shall fail to remedy any such default within sixty (60) days after notice thereof by the non-breaching party. Any such notice shall specifically state that the non-breaching party intends to terminate this Agreement in the event that the breaching party shall fail to remedy the default.

9.3	Permissive Termination. Xcyte may terminate this Agreement with thirty (30) days notice to GI.

9.4	Effect of Termination.

(a)

Accrued Obligations. Termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to such termination, nor shall it preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

(b)	Return of Confidential Information. Subject to any license granted pursuant to Section 7.2, upon any termination of this Agreement each Party shall return to the other Party all Confidential Information received from the other Party (except one copy of which may be retained for archival purposes), and neither Party shall use any such Confidential Information of the other Party for any purpose.

(c)	Stock on Hand. In the event this Agreement is terminated for any reason, Xcyte, its Affiliates and its Sublicensees shall have the right for six (6) months following the date of termination to sell or otherwise dispose of the stock of any Licensed Product subject to this Agreement then on hand, subject to the right of GI to receive payment thereon as provided in Section 5.

9.5	Survival of Obligations. Notwithstanding any termination of this Agreement, the obligations of the Parties under Sections 5.3, 5.6, 6,7.1, 8,9.4, 9.5 and 10 shall survive and continue to be enforceable.

10.	Miscellaneous.

10.1	Publicity. Neither Party shall originate any publicity, news release or other public announcement, written or oral, relating to this Agreement or the existence of an arrangement between the Parties, without the prior written approval of the other Party, which approval shall not be unreasonably withheld, except as otherwise required by law. It is expressly understood that nothing in this Section 10.1 shall prevent a Party from making a disclosure in connection with any required filings with the Securities and Exchange Commission or in connection with the offering of securities or any financing.

10.2

Export Control. The Parties acknowledge that the export of technical data, materials, or products is subject to the exporting Party receiving the necessary export licenses and that the Parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either Party. The Parties agree that regardless of any disclosure made by the Party receiving an export of an ultimate destination of any technical data, materials, or products, the receiving Party will not reexport either directly or indirectly, any technical data, material, or products without first obtaining the applicable validated or general license from the United States Department of Commerce, United States Food and Drug Administration, and/or any other agency or department of the United States Government, as required. The receiving Party shall provide the exporting Party with any information, materials, certifications, or other documents which may be reasonably required in connection with such exports under the Export Administration Act of 1979, as amended, its rules and regulations, the Federal Food, Drug and Cosmetic Act, and other applicable export laws.

10.3	No Implied Licenses. Only the licenses granted pursuant to the express terms of this Agreement shall be of any legal force and effect. No license tights shall be created by implication or estoppel.

10.4	No Agency. Nothing herein shall be deemed to constitute either Party as the agent or representative of the other Party, or both Parties as joint venturers or partners for any purpose. Each Party shall be an independent contractor, not an employee or partner of the other Party, and the manner in which each Party renders its services under this Agreement shall be within its sole discretion. Neither Party shall be responsible for the acts or omissions of the other Party, and neither Party will have authority to speak for, represent or obligate the other Party in any way without prior written authority from the other Party.

10.5	Notice. All notices required under this Agreement to be given by one Party to the other shall be in writing and shall be given by addressing the same to the other at the address or facsimile number set forth below, or at such other address or facsimile number as either may specify in writing to the other. All notices shall become effective when deposited in the United States Mail with proper postage for first class registered or certified mail prepaid, return receipt requested, or when delivered personally, or, if promptly confirmed by mail as provided above, when dispatched by facsimile.

GI:	Genetics Institute, Inc.
87 Cambridge Park Drive
Cambridge, Massachusetts 02140
Telecopier (617) 876-5851
Attn: Legal Department

Xcyte:	Xcyte Therapies, Inc.
2203 Airport Way South
Suite 300
Seattle, Washington 98134
Telecopier (206) 328-7316
Attn: President and CEO

10.6	Assignment. This Agreement, and the rights and obligations hereunder, may not be assigned or transferred, in whole or in part, by either Party without the prior written consent of the other Party, except that neither Party shall require the other Party’s consent to assign this Agreement to any Affiliate, or to any entity acquiring such Party or substantially all of the assets of such Party as to which this Agreement relates whether by sale, operation of law or otherwise, or to any successor entity of such Party as the result of a merger or consolidation.

10.7	Entire Agreement. This Agreement constitutes the entire agreement of the Parties with regard to its subject matter, and supersedes all previous written or oral representations, agreements and understandings between the Parties.

10.8	No Modification. This Agreement may be changed only by a writing signed by the Parties.

10.9	Headings. The headings contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

10.10	Waiver. The waiver by either Party of a breach or a default of any provision of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power, or privilege by such Party.

10.11	Severability. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and all other provisions shall remain in full force and effect. If any of the provisions of this Agreement is held to be excessively broad or invalid, illegal or unenforceable in any jurisdiction, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law in conformance with its original intent. In the event that after such reformation, a Party’s rights or obligations are materially changed, then such Party may terminate this Agreement.

10.12	Force Majeure. Any delays in or failures of performance by either party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to: acts of God, acts, regulations or laws of any government; strikes or other concerted acts of workers; fires; earthquakes; floods; explosions; riots; wars; rebellion; and sabotage. Any time for performance imposed hereunder shall be extended by the actual time of delay caused by any such occurrence.

10.13	LIMITATION OF LIABILITY. NEITHER. PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

10.14	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns.

10.15	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

10.16	Applicable Law. This Agreement shall in all events and for all purposes be governed by, and construed in accordance with, the law of The Commonwealth of Massachusetts without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.

10.17	HSR. Xcyte represents and warrants that neither Xcyte nor any ultimate parent entity of Xcyte has $10 million in sales or total assets and therefore does not meet the size of person test under Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations promulgated thereunder.

IN WITNESS WHEREOF, duly-authorized representatives of the Parties have signed this Agreement as a document under seal as of the Effective Date.

GENETICS INSTITUTE, INC.

By /s/ Egon E. Berg

Print Name

Title

XCYTE THERAPIES, INC.

By /s/ Ronald Jay Berenson

Print Name Ronald Jay Berenson

Title President & CEO

Exhibit A

Navy Agreement

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

EXCLUSIVE LICENSE

Between

GENETICS INSTITUTE, INC.

And

UNITED STATES OF AMERICA

As Represented By

THE SECRETARY OF THE NAVY

- i -

PREAMBLE

This exclusive license (hereinafter called “LICENSE”) is made and entered into by and between the United States of America as represented by the Secretary of the Navy (hereinafter called “LICENSOR”) and Genetics Institute, Inc., a Delaware corporation (hereinafter called. “LICENSEE”) having an address at 87 CambridgePark Drive, Cambridge, Massachusetts 02140.

WITNESSETH:

WHEREAS LICENSOR and Repligen Corporation. (“REPLIGEN”) are parties to a Cooperative Research and Development Agreement effective December 20, 1991, as subsequently amended by REPLIGEN and LICENSOR from time to time (the “CRADA”);

WHEREAS LICENSEE and REPLIGEN are parties to a September 1, 1995 Asset Acquisition. Agreement, pursuant to which LICENSEE acquired certain of REPLIGEN’s tangible assets, intellectual property and contractual rights related to REPLIGEN’ s immune modulation business, and thereafter, LICENSEE became REPLIGEN’s successor-in-interest to such immune modulation business;

WHEREAS a portion of the assets, intellectual property and contractual rights acquired by LICENSEE from REPLIGEN included REPLIGEN’s rights under the CRADA;

WHEREAS LICENSEE informed LICENSOR of its acquisition of said REPLIGEN rights pursuant to an October 16, 1995 letter, a copy of which is attached to this LICENSE as SCHEDULE A; and LICENSOR has consented to the substitution of LICENSEE for REPLIGEN under the CRADA;

WHEREAS LICENSOR has consented to LICENSEE’S exercise of its option under the CRADA to obtain an exclusive license to certain patent applications filed by LICENSOR (more fully defined below as the “LICENSED PATENTS”); .

WHEREAS Title 35 of the United States Code, Section 207, authorizes Federal agencies to license their patents;

WHEREAS Title 37 of the Code of Federal Regulations, Chapter IV, Part 404 entitled “Licensing of Government Owned Inventions” sets forth the terms and conditions under which licenses may be granted;

WHEREAS the above-cited authorities provide that licensing of Government inventions will best serve the interests of the Federal Government and the public when utilization of such inventions is promoted and such inventions are brought to practical application;

WHEREAS LICENSOR has an assignment of an undivided ownership interest in the inventions disclosed, and claimed in the LICENSED PATENTS;

WHEREAS LICENSEE has supplied LICENSOR with a plan for development and marketing of these inventions and has expressed its intention to carry out this plan upon the granting of this LICENSE;

WHEREAS LICENSEE has agreed that any products embodying these inventions or produced through the use of these inventions for use or sale in the United States will be manufactured substantially in the United States;

WHEREAS LICENSOR has determined that:

(A) The interest of the Federal Government and the public will best be served by the proposed license, in view of the LICENSEE’s intentions, plans, and ability to bring the inventions described and claimed, in the LICENSED PATENTS to practical application or otherwise promote the inventions’ utilization by the public;

(B) The desired practical application has not been achieved, or is not likely expeditiously to be achieved, under any non-exclusive license which has been granted, or which may be granted, on the inventions;

(C) Exclusive licensing is a reasonable and necessary incentive to call forth the investment of risk capital and expenditures to bring the inventions to practical application or otherwise promote the inventions’ utilization by the public;

(D) The proposed terms and scope of exclusivity are not greater than reasonably necessary to provide the incentive for bringing the inventions to practical application or otherwise promote the inventions utilization by the public;

WHEREAS LICENSOR has not determined that the grant of this LICENSE will tend substantially to lessen competition or result in undue concentration in any Section of the country in any line of commerce to which the technology to be licensed relates or to create or maintain other situations inconsistent with the antitrust laws; and

WHEREAS LICENSOR has considered the capabilities of LICENSEE to bring the inventions to practical application and’ has found that the LICENSEE is a responsible party for negotiating this LICENSE on terms and conditions most favorable to the public interest and that to grant this exclusive LICENSE would be in the public interest;

NOW, THEREFORE, in accordance with and to the extent provided by the aforementioned authorities and in consideration of the foregoing premises and of the covenants and obligations hereinafter set forth to be well and truly performed, and other good and valuable consideration, the parties hereto agree to the foregoing and as follows:

ARTICLE I.

Definitions

The following definitions shall apply to the defined words where such words are used in this LICENSE:

a. “LICENSED PATENTS” means all patents and patent applications listed on SCHEDULE B to this LICENSE (which for all purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention and priority rights), together with any reissues, extensions or other governmental acts which effectively extend the period of exclusivity by the patent holder, substitutions, confirmations, registrations,, revalidations, additions, continuations, continuations-in-part (to the extent a claim is entitled to the benefit of one or more prior applications), or divisions of or to any of the foregoing;

b. “LICENSED INVENTIONS” means the inventions claimed in the LICENSED PATENTS;

c. To “practice the LICENSED INVENTIONS” means to make, use and sell by or on behalf of LICENSEE or otherwise dispose of according to law any machine, article of manufacture or composition of matter physically embodying or made according to LICENSED INVENTIONS;

d. “PRACTICAL APPLICATION” means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system, and, in each case under such conditions as to establish that these LICENSED INVENTIONS are being utilized and that their benefits are to the extent permitted by law and Government regulations available to the public on reasonable terms;

e. A “ROYALTY-BEARING PRODUCT” means any product defined by a VALID CLAIM of the LICENSED PATENTS or made by a method claimed in a VALID CLAIM of, the LICENSED PATENTS;

f. The “NET SELLING PRICE” shall mean the invoice price of a ROYALTY-BEARING PRODUCT sold and not returned. A ROYALTY-BEARING PRODUCT will be considered to be sold when shipped or delivered to a customer. If a ROYALTY-BEARING PRODUCT is sold as part of a unit, system, package or combination product, the NET SELLING PRICE, for purposes of calculating the royalty shall be calculated by multiplying the NET SELLING PRICE of the combination product by the fraction A/ (A+B) where “A” is the average unit sales price of the ROYALTY-BEARING PRODUCT when sold separately and “B” is the average unit sale’s price of the other product or products when sold separately. If either the ROYALTY-BEARING PRODUCT or the other product or products are not sold separately, then the NET

SELLING PRICE of such ROYALTY-BEARING PRODUCTS shall be deemed to be the actual average NET SELLING PRICE per unit for independent sales of such ROYALTY-BEARING PRODUCT over e prior calendar quarter, when sold and invoiced as a separate unit. In the event the NET SELLING PRICE cannot be calculated in the manner set forth above, the PARTIES shall discuss in good faith and agree upon an alternative calculation for NET SELLING PRICE.

g. “UNITED STATES” means the United States of America, its territories and possessions, the District of Columbia, and the Commonwealth of Puerto Rico.

h. “SUBLICENSEE” means any third party, other than an AFFILIATE, to which LICENSEE has granted a sublicense pursuant to the terms of this LICENSE.

i. “VALID CLAIM” means, with respect to the manufacture, use or sale of a ROYALTY-BEARING PRODUCT, (a) a claim of an unexpired LICENSED PATENT which shall not have been withdrawn, canceled or disclaimed, nor held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision or (b) a claim of a patent application which is either (i) the subject of a pending patent interference proceeding or (ii) supported by the disclosure of such application or any prior filed patent application for a cumulative period not exceeding seven (7) years from the earliest date of such supporting disclosure for such claim in any such patent application.

j. “LICENSED TERRITORY” means all—countries in the world in which LICENSEE has filed a patent application, as set forth on Attachment 1 to this AGREEMENT.

k. “AFFILIATE” means any corporation, company, partnership, joint venture, firm and/or other entity which controls or is controlled by LICENSEE. For purposes of this Section, “control” means: (a) in the case of corporate entities, direct or indirect ownership of, at least fifty. percent (50%) of the stock’ or shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such noncorporate entities.

ARTICLE II.

License Grant

LICENSOR grants to LICENSEE an exclusive right and license in LICENSOR’s undivided ownership interest in the LICENSED PATENTS to practice the LICENSED INVENTIONS throughout the LICENSED TERRITORY, commencing on the date of execution of this LICENSE by LICENSOR, which shall become the effective date of the LICENSE, and ending upon the expiration of the last-to-expire of the LICENSED PATENTS which cover such LICENSED INVENTIONS, unless the LICENSE is sooner modified or terminated in whole or in part.

This LICENSE is nonassignable without written approval of LICENSOR except to the successor of that part of LICENSEE’s business to which these LICENSED INVENTIONS pertain.

ARTICLE III.

LICENSEE’s Performance

LICENSEE agrees to carry out the plan for development and marketing of the LICENSED INVENTIONS submitted with LICENSEE’S application for license dated June 28, 1996 to bring these LICENSED INVENTIONS to practical application as soon as commercially feasible, and LICENSEE will, thereafter, continue to make the benefits of these LICENSED INVENTIONS reasonably accessible to the public for the remainder of the period of this LICENSE.

LICENSEE agrees to spend not less than One Million Dollars ($1,000,000) per year, either internally or through AFFILIATES or SUBLICENSEES or other collaborators, on the research, development and marketing (and associated costs related thereto) of products in the [*], CTLA4 and/or B7 immune modulation area, which area includes, without limitation, the LICENSED INVENTIONS.

LICENSEE agrees that during the period of this LICENSE any products embodying these LICENSED INVENTIONS or produced through the use of the LICENSED INVENTIONS for use or sale by LICENSEE or its AFFILIATES or SUBLICENSEES in the UNITED STATES will be manufactured substantially in the UNITED STATES.

LICENSEE shall pay to the LICENSOR a non-refundable licensing fee in the amount of ONE HUNDRED THOUSAND DOLLARS ($100,000) payable, at the LICENSOR’s election, either: (a) upon the execution of this LICENSE by LICENSEE or (b) at a later date during the term of this ‘LICENSE, upon ninety (90) days prior written notice to LICENSEE.

LICENSEE agrees to pay to LICENSOR [*] of any sublicensing fee (other than running royalty payments or research and development reimbursements for research and/or development performed after the effective date of the applicable sublicense agreement) collected from any SUBLICENSEE. If LICENSEE is required to pay a portion of such sublicensing fee to a third party (other than the. University of Michigan (“MICHIGAN”) pursuant to a May 28, 1992 License Agreement, as amended, between MICHIGAN and GI’s predecessor in interest under such License Agreement, Repligen Corporation), then [*] of LICENSEE’S payments to such third party shall be deducted

[*]	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

from the portion of the sublicensing fee payable to LICENSOR. However, in no event shall LICENSOR’S share of any sublicensing fee be reduced below [*]. Payment will be made in the manner prescribed in Article IV.

LICENSEE agrees to report promptly-to LICENSOR any changes in mailing address, name or company affiliation during the period of this LICENSE and to report promptly discontinuance of LICENSEE’s making the benefits of these LICENSED INVENTIONS reasonably accessible to the UNITED STATES public.

ARTICLE IV.

Royalties

LICENSEE shall pay a royalty to LICENSOR of (a) [*] of the NET SELLING PRICE for each ROYALTY-BEARING PRODUCT made, used, or sold by LICENSEE or its AFFILIATES in the LICENSED TERRITORY, where LICENSOR is the sole assignee of the LICENSED PATENT covering such ROYALTY—BEARING PRODUCT, or (b) [*] of the NET SELLING PRICE for each ROYALTY-BEARING PRODUCT made, used, or sold by LICENSEE or its AFFILIATES in the LICENSED TERRITORY, where LICENSOR is not the sole assignee of the LICENSED PATENT(S) covering such ROYALTY-BEARING PRODUCT.

During the term of this LICENSE, for each calendar year beginning with calendar year 1998, LICENSEE shall pay LICENSOR an annual minimum royalty of Ten Thousand Dollars ($10, 000), which payment shall be due and payable for each calendar year in advance, prior to October 1st of the preceding year (for example, the first annual minimum royalty payment (that is, for calendar, year 1998) shall be due and payable prior to October 1, 19,97). These minimum royalty payments shall be creditable against royalties owed ‘to LICENSOR by LICENSEE on account of sales by LICENSEE or its AFFILIATES or SUBLICENSEES of ROYALTY-BEARING PRODUCTS during subsequent calendar years.

In addition, LICENSEE shall pay a royalty to LICENSOR of (a) [*] of any royalties received by LICENSEE with respect to the NET SELLING PRICE of ROYALTY-BEARING PRODUCTS sold by LICENSEE’s SUBLICENSEES, where LICENSOR is the sole assignee of the LICENSED PATENT covering such ROYALTY-BEARING PRODUCT; or (b) [*] of any royalties received by LICENSEE with respect to the NET SELLING PRICE of ROYALTY-BEARING PRODUCTS sold by LICENSEE’s SUBLICENSEES, where LICENSOR is not the sole assignee of the LICENSED PATENT(S) covering such ROYALTY-BEARING PRODUCT. However, in no event shall LICENSOR’S royalty be reduced below [*], such percentage being the minimum royalty rate to LICENSOR on such NET SELLING PRICE for sales of ROYALTY-BEARING PRODUCTS by SUBLICENSEES.

[*]	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Royalties will not be, paid on items sold directly to agencies of the U.S. Government or for known U.S. Government end use.

Only one royalty obligation shall be imposed with respect to the same unit of ROYALTY-BEARING PRODUCT regardless of the number of VALID CLAIMS of the LICENSED PATENTS covering the same.

If LICENSEE is required to pay a royalty to a third party (other than MICHIGAN pursuant to the May 28, 1992 License Agreement, as amended, between MICHIGAN and GI’s predecessor in interest under such License Agreement, Repligen Corporation) in order to sell the ROYALTY-BEARING PRODUCTS in a particular country, then [*] of that royalty will be deducted from the royalty otherwise payable hereunder on the NET SELLING PRICE of such ROYALTY-BEARING PRODUCTS in such country; provided, however, that in no event shall the royalty thus payable by LICENSEE on account of its sales be reduced below [*]. LICENSEE agrees that royalty deductions under this paragraph will not be made without LICENSOR’s prior written approval, which approval shall not be unreasonably ‘withheld or delayed. When seeking LICENSOR’s prior written approval under the preceding sentence, LICENSEE, shall submit to LICENSOR such materials as LICENSOR may reasonably request in order to evaluate LICENSEE’s , request , for such deductions, including, without limitation, a copy of the license’ with the third party, copies of the patents licensed from the third party, identification of the patent claims on which the royalty deduction is to be made, and a sufficient description of the ROYALTY-BEARING PRODUCT to permit a comparison of the third party’s patent claims with that ROYALTY-BEARING PRODUCT.

LICENSEE shall send to LICENSOR all royalties which accrue between January 1 and December 31 of each year by March 1 of the following year. A royalty report shall be included with each payment setting forth, separately by Licensed Patents, the quantity and net-selling price of each royalty-bearing product sold during the period covered by the report, to whom sold and the date of such sale, the total amount of royalties being paid for that year and the computation of the amount of royalties owed. Royalty reports are due each calendar year. The last royalty report is due- sixty (60) days after the expiration of this LICENSE.

[*]	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

All payments due LICENSOR under this LICENSE shall be made payable to the Treasurer of the United States and mailed to:

Deputy Counsel (Intellectual Property)

Office of Naval Research

Code OOCCIP, Room 207

800 North Quincy Street

Arlington, Virginia 22217-5660

LICENSEE agrees to make and keep full, accurate and complete books and records as are necessary to establish its compliance with this Article IV.

LICENSEE agrees that LICENSOR may, if LICENSOR so desires at a future time or times, have a duly authorized agent or representative in LICENSOR’s behalf inspect, check or verify all such books and records either at LICENSEE’s business premises or at a place mutually agreed upon by LICENSEE and LICENSOR.

ARTICLE V.

Patent Marking and Nonendorsement

LICENSEE hereby agrees to mark each product manufactured or sold under this LICENSE (or when the character of the product precludes marking, the package containing any such product) with the notation “Licensed from U.S. Navy under U.S. Patent No.                      “(to be completed by LICENSEE, for each LICENSED PATENT, as applicable). LICENSEE agrees not to create the appearance that LICENSOR endorses LICENSEE’s business or products.

ARTICLE VI.

Representations and Warranties

LICENSOR makes no representation or warranty as to validity of any of the LICENSED PATENTS or of the scope of any of the claims contained therein or that the exercise of, this LICENSE will not result in the infringement of other patent(s). Neither LICENSOR nor its employees assume any liability whatsoever resulting from the exercise of this LICENSE.

Nothing relating to the grant of this LICENSE, nor the grant itself, shall be construed to confer upon LICENSEE or any sub-licensee hereunder or any other person any immunity from or defenses ‘under the antitrust laws or from a charge of patent misuse, and the acquisition and use of rights pursuant to this LICENSE shall not be immunized from the operation of State or Federal law by reason of the source of the grant.

Nothing contained in this LICENSE shall be interpreted to grant to LICENSEE any rights with respect to any inventions other than the LICENSED INVENTIONS.

ARTICLE VII.

Reports

LICENSEE agrees to submit periodic reports on its efforts to achieve practical application of the LICENSED INVENTIONS, with particular reference to LICENSEE’S plan for development and marketing of the LICENSED INVENTIONS submitted with LICENSEE’S application for license. These reports shall contain information within LICENSEE’S knowledge, or which it may acquire under normal business practices, pertaining to the commercial use being made of the LICENSED INVENTIONS and other information which LICENSOR may determine is pertinent to Government licensing activities. LICENSEE agrees to submit such reports to LICENSOR annually until ‘such time that the LICENSED INVENTIONS have been brought to the point of practical application.

ARTICLE VIII.

Modification and Termination

This LICENSE may be terminated in whole or in part by LICENSOR if:

(1) LICENSOR determines that LICENSEE is not executing the plan submitted with the request for license dated June 28, 1996 and LICENSEE cannot otherwise demonstrate to the satisfaction of LICENSOR that it has taken or can be expected to take within a reasonable time effective steps to achieve practical application of these LICENSED INVENTIONS;

(2) LICENSOR determines that such action is necessary to meet requirements for public use specified by Federal regulations issued after the date of this LICENSE and such requirements are not reasonably satisfied by LICENSEE;

(3) LICENSEE willfully made a false statement of or willfully omitted a material fact in its application for license or in any report required by this LICENSE; or

(4) LICENSEE commits a substantial breach of a covenant or agreement herein contained.

This LICENSE shall automatically terminate on September 30 of any year if the minimum annual royalty due for the subsequent calendar year, as set forth in Article IV of this LICENSE, is not timely paid; provided, however, if the minimum annual royalty payment, together with a surcharge of five hundred dollars ($500.00) is paid prior to December 31st of such calendar year, then this LICENSE shall be considered as not having automatically terminated. During such grace period, LICENSOR shall not take any actions which would prevent LICENSEE ‘from reinstating this LICENSE, without the LICENSEE’s prior written consent.

This LICENSE may be modified or terminated in whole or in part consistent with the law and applicable regulations upon mutual agreement of LICENSOR and LICENSEE evidenced in writing and signed by both parties.

This LICENSE may be restricted to the fields of use or geographic areas, or both, in which the LICENSEE has brought the LICENSED INVENTIONS to practical application and continues to make the benefits of the LICENSED INVENTIONS reasonably accessible to the public. However, such restriction may be made only after the expiration of TEN (10) years following the effective date of this LICENSE.

LICENSEE may request modification of this LICENSE in writing sent to LICENSOR and stating the reasons therefor.

Before modifying or terminating in whole or in part this LICENSE for any cause other than by mutual agreement, LICENSOR shall furnish LICENSEE and each sublicensee of record a written notice of intention to modify or terminate in whole or ii part this LICENSE, and LICENSEE and any sublicensee shall be allowed ninety (90) days after such notice or other agreed—upon time period, whichever is greater, to remedy any breach of any covenant or agreement set forth in this LICENSE or to show cause why this LICENSE should not be modified or terminated in whole or in part.

LICENSEE has a right to appeal, in accordance with procedures prescribed by the Chief of Naval Research, any decision or determination concerning the interpretation, modification, termination in whole or in part of this LICENSE.

Upon termination or expiration of, this LICENSE, the parties shall continue to be responsible for any obligations (including, without limitation, royalty obligations) which have been incurred prior to such termination or expiration.

ARTICLE IX.

Officials Not to Benefit

No member of or delegate, to Congress, or resident commissioner, shall be admitted to any share or part, of this LICENSE or to any benefit to arise thereupon.

ARTICLE X.

Notice

All communications and notices required under this LICENSE shall be considered duly given if timely mailed by U.S. Postal Service, first class, postage prepaid and addressed as follows:

(a)	if to LICENSOR:

Deputy Counsel (Intellectual Property)

Office of Naval Research (Code OOCCIP)

800 North Quincy Street

Arlington, Virginia 22217-5660

(b)	if to LICENSEE:

General Counsel

GENETICS INSTITUTE, INC.

87 CambridgePark Drive

Cambridge, Massachusetts 02140

or such mailing address as either party may from time to time specify in writing.

ARTICLE XI.

Sublicensing

LICENSEE may grant, subject to the approval of LICENSOR, which approval shall not be unreasonably withheld or delayed, sublicenses with the ability to grant further sublicenses, to AFFILIATES and SUBLICENSEES under this LICENSE, upon terms and conditions that LICENSEE may arrange provided that:

a. Each sublicense shall be in writing and make reference to this LICENSE including the rights retained by LICENSOR under this LICENSE; and

b. Each sublicense shall specify that it is granted pursuant to this LICENSE, that no provision shall be in derogation of or diminish any rights in this LICENSE and include the condition that the sublicense shall automatically be modified or terminated in whole or in part upon the ‘modification or termination’ in whole or in part of this LICENSE; and

c. Before any sublicense is granted by LICENSEE, the written approval of LICENSOR shall first be obtained for each sublicense; and

d. Within thirty (30) days after the issuance or modification of any sublicense hereunder, LICENSEE shall furnish LICENSOR with a true and complete copy of the sublicense or any modification thereof;

e. The granting of any sublicense by LICENSEE shall in no way relieve LICENSEE from any of the requirements of this LICENSE. Any sublicense granted by LICENSEE that does not comply with the requirements of this Article XI is void.

ARTICLE XII.

Reservation of Rights

LICENSOR reserves the right to require LICENSEE to and LICENSEE agrees to grant promptly sublicenses to responsible applicants on reasonable terms when necessary to fulfill health and safety needs of the public to the extent such needs are not being reasonably satisfied by LICENSEE and its sublicensees.

This LICENSE is subject to the irrevocable, royalty-free right of the Government of the United States to practice and have practiced these LICENSED INVENTIONS throughout the world by or on behalf of the United States and by or on behalf of any foreign government or intergovernmental or international organization pursuant to any existing or, future treaty or agreement with the Government of the United States.

This LICENSE is subject to any licenses, in force at the time of the grant of this LICENSE.

ARTICLE XIII.

Litigation

LICENSOR does not by entering into this LICENSE transfer the property rights in the LICENSED INVENTIONS, provided however, that LICENSEE has the right of enforcement of the LICENSED PATENTS, at no cost to the Government, pursuant to the provisions of Chapter 29 of Title 35, United States Code, or other statutes. LICENSEE shall pay LICENSOR the lesser of (i) an amount equal to the royalty that would have been payable by LICENSEE in accordance with this LICENSE had the unlicensed entity been licensed by LICENSEE, or (ii) one-half of the actual recovery after deduction of LICENSEE’S litigation costs and expenses.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their, duly authorized representatives.

UNITED STATES OF AMERICA
For the Secretary of the Navy

By:
Title:
Date:

GENETICS INSTITUTE, INC.

By:
Title:
Date:

Attest:

SCHEDULE A

October 16, 1996 Letter

Via Telecopier

Original via Federal Express

Commanding Officer

Naval Medical Research and Development Command

Building One T-12

8901 Wisconsin Avenue

Bethesda, MD 20889-5606 Navy

Attention: Code 00CC44 – David Spevack

Dear Sir or Madame:

Genetics Institute, Inc. (“GI”) and The Naval Medical Research and Development Command (the “Navy”) have signed a letter agreement dated October 16, 1995, pursuant to which the Navy consented to the substitution of GI for Repligen Corporation (“Repligen”) under a Cooperative Research and Development Agreement effective December 20, 1991, as subsequently’ amended by Repligen and the Navy from time to time (the “CRADA”). As Repligen’s successor-in-interest under the CRADA, GI has assumed all of Repligen’s rights and obligations with respect thereto:

Pursuant to the terms of the CRADA, Or hereby exercises option to obtain an exclusive license to the patent applications filed by the Navy within the last year.

In addition, GI respectfully requests that the Navy permit GI to exercise option to obtain an exclusive license to patent applications filed by the Navy, pursuant to option rights under the CRADA which have previously expired.

By signing both copies of this letter and returning one copy to me for our records, the Navy hereby acknowledges that 01 has exercised its option to obtain an exclusive license to the patent applications described above, on the terms and conditions set forth in the CRADA.

Commanding Officer

Naval Medical Research and Development Command

October 16, 1995

Thank you for your attention and consideration.

Sincerely,

Thomas DesRosier

Vice President,

Chief Patent Counsel

AGREED TO AND ACCEPTED:

Naval Medical Research and Development Command

By:
Print Name:
Title:

SCHEDULE B

LICENSED PATENTS

Serial Number/ Patent Number	Title and Inventor(s)	Filing Date/Issue Date
USSN08/073, 223	Methods for Selectively Stimulating Proliferation of T-Cells by Carl H. June, Craig B. Thompson, Gary J. Nabel and Gary S. Gray	06/04/93

USSN08/253, 964	Methods for Selectively Stimulating Proliferation of T-Cells by Carl H. June, Craig B. Thompson, Gary J. Nabel, Gary S. Gray, and Paul D. Rennert	06/03/94

USSN08/253, 751	Methods for Selectively Stimulating Proliferation of T-Cells by Carl H. June, Craig B. Thompson, Gary J. Nabel, Gary S. Gray, Paul D. Rennert, and Gordon J. Freeman	06/03/94

USSN08/453, 925 (Div. of USSN08/253, 751)	Methods for Selectively .Stimulating Proliferation of T-Cells by Carl H. June, Craig B. Thompson, Gary J. Nabel, Gary S. Gray, Paul D. Rennert, and Gordon J. Freeman	05/30/95

USSN08/403, 253	Methods for Selectively Stimulating Proliferation of T-Cells by Carl H. June, Craig B. Thompson, Gary J. Nabel, Gary S. Gray, and Paul D. Rennert	03/10/95

USSN08/453, 816	Methods for Selectively Stimulating Proliferation of T-Cells by Carl H. June, Craig B. Thompson, Gary J. Nabel, Gary S. Gray, and Paul D. Rennert	05/04/95

USSN08/592, 711	Methods for Selectively Stimulating Proliferation of T-Cells by Carl H. June, Craig B. Thompson, Gary J. Nabel, Gary S. Gray, and Paul D. Rennert	01/02/96

Serial Number/ Patent Number	Title and Inventor(s)	Filing Date/Issue Date
USSN08/245, 282	Methods for Modulating T-Cell Activation by Manipulating CD-28-Associated Signal Transduction by Carl H. June	04/29/94

USSN08/435, 518	Methods for Enhancing T-Cell Survival by Augmenting BCL-XL Protein Levels by Carl H. June and Craig B. Thompson	05/04/95

USSN08/481, 739	Methods for Modulating T-Cell Survival by Modulating BCL-XL Protein Level by Carl H. June and Craig B. Thompson	06/07/95

USSN08/435, 095	Methods for Modulating Expression of Exogenous DNA in T-Cells by Carl H. June, Craig B. Thompson, and Suil Kim	05/04/95

USSN08/475, 136	Improved Methods for Transfecting T-Cells by Carl H. June, Craig B. Thompson, and Suil Kim	06/07/95

06/07/95	Methods for Selectively Stimulating Proliferation of T-Cells by Carl H. June, Craig B. Thompson, Gary J. Nabel, Gary S. Gray, and Paul D. Rennert	06/03/95

70521/94 Australia	Methods for Selectively Stimulating Proliferation of T-Cells by Carl H. June, Craig B. Thompson, Gary J. Nabel, Gary S. Gray, and Paul D. Rennert	06/03/94

2,164,226 Canada	Methods for Selectively Stimulating Proliferation of T-Cells by Carl H. June, Craig B. Thompson, Gary J. Nabel, Gary S. Gray, and Paul D. Rennert	06/03/94

94 91 9346.0 Europe	Methods for Selectively Stimulating Proliferation of T-Cells by Carl H. June, Craig B. Thompson, Gary J. Nabel, Gary S. Gray, and Paul D. Rennert	06/03/94

Serial Number/ Patent Number	Title and Inventor(s)	Filing Date/Issue Date
501964/1995 Japan	Methods for Selectively Stimulating Proliferation of T-Cells by Carl H. June, Craig B. Thompson, Gary J. Nabel, Gary S. Gray, and Paul D. Rennert	06/03/94

PCT/US94/13782	Methods for Selectively Stimulating Proliferation of T - Cells by Carl H. June, Craig B. Thompson, Gary J. Nabel, Gary S. Gray, Paul D. Rennert, and Gordon F. Freeman	12/01/94

PCT/US95/05213	Methods for Stimulating T-Cell Responses by Manipulating Intracellular Signal Transduction by Carl H. June	05/01/95

PCT/US96/06203	Methods for Modulating T-Cell Survival by Augmenting BCL-XL Protein Levels by Carl H. June and Craig B. Thompson	05/02/96

PCT/US96/06200	Improved Methods for Transfecting T-Cells by Carl H. June, Craig B. Thompson, and Suil Kim	05/02/96

Exhibit B

Michigan Agreement

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

LICENSE AGREEMENT

This is an Agreement dated as of the 28th day of May 1992 by and between Repligen Corporation, a Delaware corporation having its principal office at One Kendall Square, Building 700, Cambridge, Massachusetts 02139 (hereinafter “Repligen”), and the Regents of the University of Michigan, a constitutional corporation of the State of Michigan having an office at 475 East Jefferson Street, Ann Arbor, Michigan 48109-1248 (hereinafter “UM”).

WHEREAS, UM possesses certain intellectual property pertaining to immune regulation mediated by B7, [*] and CTLA-4; and

WHEREAS, Repligen desires to obtain licenses under said intellectual property rights;

NOW, THEREFORE, UM and Repligen agree as follows:

I. Definitions

1.1 “Parties, in singular or plural usage as required by the context,. means Repligen and/or UM.

1.2 The “Licensed Patents” means (i) UM’s ownership or license interest in patent applications as listed in Appendix A hereof, as well as in all foreign equivalent patent applications, including Patent Cooperation Treaty filings, and all patents issuing therefrom in which UM has a property interest or under which UM acquires licensing rights; and (ii) any divisions or continuations of the patents or patent applications set forth above, including any reissue, reexamination or extension of the above-described patents, any extended or restored term, and any confirmation patent, registration patent, or patent of addition. UM shall notify Repligen, from time to time, as new patent applications are made or patents issued which fall within the definition of Licensed Patents and Appendix A shall be appropriately updated to reflect such changes.

1.3 “Valid Claim(s)” means any claim(s) pending in a patent application or in an unexpired patent included within the Licensed Patents which has not been held unenforceable, unpatentable, or invalid by a decision of a court or other governmental agency ‘of competent jurisdiction, unappealable or unappealed within, the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer. If in any country there should be two or more such decisions conflicting with respect to the validity of the same claim, the decision of the higher or highest tribunal shall thereafter control; however, should the tribunals be of equal rank, then the decision or decisions upholding the claim shall prevail when the conflicting decisions are equal in number, and the majority of decisions shall prevail when the conflicting decisions are unequal in number.

1.4 “Licensed Product” means any product in the Licensed Fields whose manufacture, use or sale in any country would, but for either ownership of or a license under the Licensed Patents, comprise an infringement, including contributory infringement, of one or more Valid Claims in such country.

1.5 “Combination Product” means any Licensed Product sold in combination with a second discrete product containing one or more active ingredients which are not Licensed Products.

1.6 “Sublicensee” means any person or entity (other than an Affiliate) sublicensed by Repligen to practice Licensed Patent(s)

1.7 “Net Sales” means the sum of all amounts received and all other consideration received (when in a form other than cash or its equivalent, the fair market value thereof when received) by Repligen, its Affiliates or Sublicensees, as the case may be, from persons or entities who are not Affiliates or Sublicensees by reason of the sale, distribution or use of Licensed Products, including Combination Products, less the following deductions and offsets but in the case of the deductions and offsets described in clauses (a)-(d) below only to the extent the monies represented by such deductions and offsets have actually been included in the sum referred to above.

(a) trade and quantity discounts actually allowed and taken;

(b) returns, rebates and allowances when actually taken;

(c) retroactive price reductions, if any, when actually credited;

(d) uncollected invoices for Licensed Products, to the extent written off as uncollectible on Repligen’s, Affiliates’ or Sublicensees’ books, as the case may be;

(e) with regard to sales in the United States, four percent (4%) of the amount invoiced and paid to cover cash discounts, sales or excise taxes, transportation and insurance charges; and with regard to sales outside the United States six percent (6%) to include the above and additional special packaging, duties, and other governmental charges.

1.8 “Territory” means all countries of the world.

1.9 “Affiliate(s)” means any individual, corporation, partnership, proprietorship or other entity controlled by, controlling, or under common control with Repligen through equity ownership, ability to elect directors, or by virtue of a majority of overlapping directors, and shall include any individual, corporation, partnership, proprietorship or other entity directly or indirectly owning, owned by or under common ownership with the party in question to the extent of fifty percent (50%) or more of the equity or voting shares, including shares owned beneficially by such party.

1.10 “Royalty Quarters” means the three (3) months ending on the last day of March, June, September and December of each year.

1.11 “Effective Date” means the date upon which this Agreement has been entered into as mentioned in its introductory paragraph.

1.12 “Licensed Fields” means (i) immune stimulants in conjunction with vaccines, (ii) immunostimulation/suppression, and (iii) if the option granted under Section 2.2 is exercised, the Option Fields.

1.13 “Option Fields” means all potential fields of use not) included in Licensed Fields, including (a) non-biological, chemically-synthesized drug compounds whose mode of action is intracellular and (b) non-biological, chemically-synthesized drug compounds whose mode of action is extracellular.

II. License Grant

2.1 Subject to the terms and conditions of this Agreement, UM grants to Repligen an exclusive license of UM’s interest under the Licensed Patents for the purpose of making, having made, manufacturing, using, marketing and selling Licensed Products, solely within Licensed Fields, in the Territory, with the right to grant sublicenses to Affiliates and Sublicensees, neither of which shall be allowed to further sublicense the rights licensed hereunder

2.2 Subject to the terms and conditions of this Agreement, UM grants to Repligen an exclusive option to include the Option Fields in the Licensed Fields. Such exclusive option shall be automatically exercised, and the Option Fields shall be included in the Licensed Fields on the first to occur of the following events:

(a) the organization by Repligen of a separate corporate entity to develop B7/[*]/CTLA-4 technology;

(b) demonstrated intent by Repligen to obtain significant independent financing for the development of Licensed Products focusing on the B7/CTLA-4/[*] pathway;

(c) preparation of an IND (or similar application in any foreign country) acceptable for filing with respect to any product candidate in the Option Fields;

(d) total documented expenditure by Repligen of five million dollars ($5,000,000) on research relating to the development of Licensed Products focusing on the B7/CTLA-4/[*] pathway;

(e) execution of a development agreement or marketing agreement in the Licensed Fields or any Option Field between Repligen and any third party.

[*]	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

If not sooner exercised, the exclusive option granted herein shall automatically expire if Repligen shall fail to expend (and to document such expenditure annually, upon request) at least one million dollars ($1,000,000) on research relating to the development of Licensed Products focusing on the B7/CTLA-4/[*] pathway during any consecutive twelve (12) month period ending on any anniversary of the Effective Date. Except as provided in the preceding sentence, such exclusive option shall remain in effect during the term of this Agreement. Unless and until such exclusive option expires, UM shall not grant any rights in or to the Licensed Patents in the Option Fields, other than as provided in Section 2.3.

2.3 UM retains the right to grant to the Howard Hughes Medical Institute (“HHMI”) a non-exclusive, irrevocable, royalty-free license, without the right to grant sublicenses, to the Licensed Patents, as required by UM’s Patent and Intellectual Property Agreement with HHMI. UM retains the right to use all aspects of the Licensed Patents, any means, solely for internal research and education purposes.

III. Patent Protection and Validity

3.1 UM represents and warrants to Repligen that:

(a) UN is an owner of an undivided interest in the Licensed Patents. (The Licensed Patents are jointly owned by UM and certain third parties);

(b) UM has the full right, power and authority to enter into this Agreement and to grant the licenses under Article II hereof;

(c) UM is not aware of any pending or threatened litigation (and has not received any communication) which alleges that any Party’s activities in the Licensed Fields or in the Option Fields have violated the intellectual property rights of any other person;

(d) UM is not aware of any unauthorized use, infringement or misappropriation of any of the Licensed Patents; and

(e) UM has not as of the Effective Date entered into any agreement with any third party (other than an agreement with Bristol Myers Squibb regarding CTLA-4, the existence of which agreement has been disclosed to Repligen) concerning the transfer by UM or licensing by UM of, or grant by UN of a security interest in, any rights to or under the Licensed Patents in the Licensed Fields or in the Option Fields.

In the event of any breach by UM of the representations and warranties set forth in this Section 3.1, any resulting liabilities, including legal and equitable, shall be limited to the sum of all payments received by UM under Article VIII herein.

3.2 UM (and/or its joint owner in the case of co-owned Licensed Patents including a licensee of such joint owner (“Joint Owner”)) shall control all aspects of prosecuting and

[*]	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

maintaining the Licensed Patents. UM shall not voluntarily relinquish its own right as a joint owner to participate in the control of the prosecution and maintenance of the Licensed Patents. UM shall promptly notify Repligen of all information received by UN relating to the prosecution and maintenance of Licensed Patents, including without limitation any lapse, revocation, surrender, invalidation or abandonment of any of the. Licensed Patents.

3.3 UM shall provide notice to Repligen of all reasonable and necessary expenses paid by UN to third parties in drafting, monitoring, filing, prosecuting and maintaining the Licensed Patents, and in maintaining or asserting its inventorship or ownership interest in Licensed Patent(s), even as to the other Joint Owner, including without limitation fees paid to outside counsel or consultants; patent office fees for filing, prosecution, reissue, reexamination and issue; maintenance fees; and reasonable travel expenses incurred by UM employees for the purpose of monitoring, prosecuting and maintaining the Licensed Patents, but not including any part of any UM employee’s salary. Upon receipt of such notice, Repligen shall promptly reimburse UM for all such reasonable and necessary expenses except those expenses which are chargeable to Joint Owner.

3.4 UM and/or Joint Owner may in their/its sole discretion decide to refrain from or to cease prosecuting or maintaining any of the Licensed Patents. In the event that both UM and Joint Owner make such decision, UN shall notify Repligen promptly and in sufficient time to permit Repligen at its sole discretion to continue such prosecution or maintenance at Repligen’s expense. If Repligen elects to continue such prosecution or maintenance, UN shall execute such documents and perform such acts at Repligen’s expense as may be reasonably necessary for Repligen to so continue such prosecution or maintenance.

3.5 [*] of Repligen’s payments and expenses as described in Sections 3.3, 3.4, 3.10, 16.1 and 16.2 hereof, and [*] of .Repligen’s otherwise unrecovered expenses under Sections 3.6, 3.7 and 3.9 hereof shall be credited against earned royalties, subject to the limitations of Section 8.11, and amounts so credited shall then be deemed recovered.

3.6 In the event either Party shall learn of any potential infringement of a claim of any of the Licensed Patents, that Party shall immediately supply the other Party with written notice of such potential infringement. Provided this Agreement has not been terminated, Repligen shall have the first right at its expense to institute and control all actions brought for infringement of any of the Licensed Patents when, in Repligen’s sole judgment, such action may be reasonably necessary, proper, and justified. In the event Repligen declines within one year of its receipt of such notice of infringement to either (i) cause infringement to cease, or (ii) initiate legal proceedings against the infringer, UM may upon notice to Repligen initiate legal proceedings against the infringer at UM’s expense.

3.7 In the event either Party shall initiate or carry on legal proceedings to enforce any of the Licensed Patents against an alleged infringer, the other Party shall fully cooperate with, and supply all reasonable assistance requested by, the Party initiating or carrying on such proceedings. Except as described in Section 3.11 below, the Party that institutes any suit to protect or enforce any of the Licensed Patents shall have sole control of that suit and shall bear

[*]	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the reasonable expenses incurred by said other Party in providing such assistance and cooperation as is requested pursuant to this section.

3.8 Any recovery obtained by either UN or Repligen as the result of legal proceedings initiated and paid for by Repligen to enforce any of the Licensed Patents against an alleged infringer, whether obtained by settlement or otherwise, shall after payment of all otherwise unrecovered expenses attributable to such action paid by Repligen or by UM or by both Repligen and UM, including without limitation fees paid to outside counsel or consultants, and reasonable travel expenses, but not including any part of any UM employee’s salary or Repligen employee’s salary, be paid 75% to Repligen and 25% to UM. In the event that Repligen does not initiate the prosecution or defense of such action and maintain such action at its expense, UM shall retain 100% of its recovery after payment to Repligen of any unrecovered expenses paid by Repligen at UM’s request to third parties in furtherance of such action.

3.9 Each Party shall immediately give notice to the other upon said Party’s receipt of any certification filed under the U.S. “Drug Price Competition and Patent Term Restoration Act of 1984” claiming that any of the Licensed Patents is invalid or that infringement will not arise from the manufacture, use or sale of Licensed Products. If Repligen decides not to bring infringement proceedings at its expense against the entity making such a certification, Repligen shall give notice to UM of its decision not to bring suit within twenty-one days after receipt of notice of such certification. At its expense, UM may then, but is not required to, bring suit against the entity that filed the certification. Any suit by Repligen or UM shall either be in the name of Repligen or in the name of UM, or jointly by Repligen and UM, as may be required by law. For this purpose, the party not bringing suit shall execute such legal papers necessary for the prosecution of such suit as may be reasonably requested by the party bringing suit.

3.10 The Parties shall cooperate with one another in gaining any patent term extension that may be applicable to the Licensed Patents. Any and all filings for any such extension will be made by and at the expense of Repligen after consultation with UM.

3.11 Neither Party shall compromise or settle any claim or action regarding Licensed Patents in any manner that would affect the rights of the other Party without the written consent of said other Party, which consent shall not be unreasonably withheld.

IV. Sublicenses

4.1 Repligen shall have the exclusive right under the license granted in Article II herein to grant sublicenses to Affiliates and Sublicensees under Licensed Patents, provided:

(a) Repligen shall notify UM of every sublicense agreement and each amendment thereto, within thirty (30) days after their execution, and indicate the name of the Sublicensee or Affiliate, territory of the sublicense, scope of the sublicense, and the nature, timing and amounts of all fees and royalties to be paid thereunder;

(b) All sublicenses shall attach a copy of this Agreement as an exhibit and shall be consistent with the terms of this Agreement;

(c) All sublicenses shall contain acknowledgements of the University’s disclaimer of warranty and limitation on liability as provided by Section 12 below; and

(d) All sublicenses shall require the Sublicensee or Affiliate to accept duties equivalent to those accepted by Repligen herein in Sections 7.3, 9.3, 11, 17, 21 and 25.

4.2 Any sublicense granted by Repligen shall provide for its termination upon termination of this Agreement, provided, however, that a sublicense granted to any Sublicensee may permit such Sublicensee, by written notice to UM within sixty (60) days of the Sublicensee’s receipt of written notice of such termination, to elect to continue its sublicense; subject to the approval of UM of such continuation, which approval shall not be unreasonably withheld. No such election will be valid unless such Sublicensee agrees in writing at the time of election to assume in respect to UM all of the obligations (including obligations for payment) contained in its sublicense agreement with Repligen.

V. License Rights; Future Ownership Rights

5.1 UM shall use continuing good faith efforts to obtain from the United States Navy an exclusive license, in accordance with the provisions of 37 CFR§404, to the United States Navy’s rights in U.S. Patent Application Serial No. 275,433.

5.2 Upon the date of the execution of this Agreement, Appendix A and the license granted in Section 3.1 shall not include license rights obtained by UM pursuant to Section 5.1. By written agreement with Repligen, UM shall amend this Agreement and Appendix A hereto in order to include in Appendix A all license rights obtained by UM pursuant to Section 5.1, on the conditions that:

(a) any such amendment shall be subject to the express approval of the United States Navy of this Agreement and such amendment; and

(b) such amendment shall include those terms or modifications of existing terms which may be required by 37CFR§404 or other applicable rules of the United States Government.

VI. Confidentiality and Publications

6.1 All technical information of either Party relating to the Licensed Patents or Licensed Products, which is disclosed to the other Party during the term of this Agreement, in a writing marked “CONFIDENTIAL” (or, if initially orally disclosed, is confirmed in writing and designated as “CONFIDENTIAL” within thirty (30) days of such initial disclosure), shall be maintained in confidence by the receiving Party for a period of three (3) years from receipt and shall not be disclosed by the receiving Party during that period to any other person, firm, or agency, governmental or private, without the prior written consent of the disclosing Party, except to the extent that the information:

(a) is known at the time of its receipt as documented in written records, or

(b) is properly in the public domain, or

(c) is subsequently disclosed to the receiving Party by a third party who may lawfully do so, or

(d) is required to be disclosed to governmental agencies in order to gain approval to sell Licensed Products, or

(e) is necessary to be disclosed to agents, consultants, Affiliates, Sublicensees and/or other third parties for the research and development and/or marketing of Licensed Products under this Agreement, which entities first agree to-be bound by the confidentiality obligations contained in this Agreement, or

(f) is required to be disclosed by law or by court order.

(Such confidential information to be maintained in confidence under this section is referred to below as “Confidential Information”.)

6.2 Repligen recognizes that under UM policy, research relating to Licensed Patents or Licensed Products must be publishable, subject to the terms set forth herein. Repligen agrees that UM and HHMI researchers shall be permitted to present their results at symposia, national, or regional professional meetings, and to publish the results in journals, theses or dissertations, or otherwise of their own choosing, provided, however, that Repligen shall have been furnished copies of any proposed publication or presentation relating to Licensed Patents or Licensed Products at least one month in advance of the submission of such proposed publication or presentation to a journal, editor, or other third party. Repligen shall have one month after receipt of said copies, to object to such proposed presentation or proposed publication because there is patentable subject matter which needs protection or because it contains Confidential Information of Repligen.

6.3 In the event that Repligen makes an objection under 6.2 above, said researcher(s) shall, as the case may be, remove Repligen’s Confidential Information from such publication, and refrain from making such publication or presentation for a maximum of four (4) months from date of receipt of such objection in order for UM or Repligen to file patent application(s) with the United States Patent and Trademark Office or foreign patent office(s) directed to the patentable subject matter contained in the proposed publication or presentation.

VII. Commercialization

7.1 It is understood that Repligen shall be responsible for obtaining any governmental approvals which may be necessary to manufacture and/or sell Licensed Products. If Repligen decides in its sole discretion that it is feasible to manufacture and sell Licensed Products at an acceptable profit, Repligen shall use its best efforts to obtain such government approvals, and upon receipt thereof, to cause Licensed Products to be manufactured and sold. For the purpose hereof, “best efforts” shall mean the usual practice followed by Repligen in pursuing commercialization of its products. In the event Repligen shall breach any covenant set forth in this Section 7.1, UM’s sole remedy with respect to such breach shall be to terminate this Agreement under Section 13.3.

7.2 Repligen shall keep UM informed, in writing of any material developments with respect to Licensed Products. Repligen shall promptly inform UM of any patent applications, or similar applications, relating to Licensed Products or improvements thereon, filed by or on behalf of Repligen or Affiliates anywhere in the world.

7.3 Repligen covenants to substantially manufacture and require Affiliates and Sublicensees to substantially manufacture within the United States all of their Licensed Products. Where domestic manufacture is not commercially feasible, UM will cooperate with Repligen to obtain appropriate waivers to this requirement from the United States Government.

VIII. Payments

8.1 The license rights granted to Repligen herein are subject to Repligen’s payment of royalties to UN according to the provisions of this Article VIII.

8.2 Upon execution of this Agreement, Repligen shall pay eighty thousand dollars ($80,000) to UM. Upon receipt by UM of a license from the United States Navy pursuant to Section 5.1 above, and the inclusion of such license rights in Appendix A pursuant to Section 5.2, Repligen shall pay an additional twenty thousand dollars ($20,000) to UM.

8.3 With respect to each Royalty Quarter, Repligen shall pay UM a royalty equal to [*] of Repligen’s and Affiliates’ Net Sales of Licensed Products during such Royalty Quarter.

8.4 With respect to Combination Products, the fair market sales price of the active ingredient(s) of the discrete product(s) which are not themselves Licensed Products shall be subtracted from the selling price used to calculate Net Sales with respect to such Combination Product; provided that in the case of a Combination Product which includes one or more Licensed Products which are also sold in non-Combination Product form, the resulting Net Sales figure upon which UM’s royalty is based shall not be reduced to less than the normal aggregate Net Sales for such Licensed Product(s) when not sold as Combination Product.

8.5 The obligation to pay UM a royalty under this Article VIII is imposed only once with respect to the same unit of Licensed Product regardless of the number of Valid Claims or Licensed Patents covering the same; however, for purposes of determination of payments due hereunder, whenever the term Licensed Product may apply to a property during various stages of manufacture, use or sale, Net Sales’, as otherwise defined shall be derived from the sale, distribution or use of such Licensed Product by Repligen, Affiliates or Sublicensees, as ‘the case may be, at the stage of its highest invoiced value to unrelated third parties.

8.6 With respect to each Royalty Quarter, Repligen shall pay UM [*] of any royalties received during such Royalty Quarter by Repligen or Affiliate(s) with respect to Net Sales of

[*]	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Sublicensee(s), and no other royalties with respect to such Net Sales of Sublicensee(s), except that with respect to Net Sales of Sublicensee(s) upon which Repligen or Affiliate(s) are themselves being paid a royalty by Sublicensee(s) of less than [*] of such Net Sales the following formula shall be applied to determine the royalty payment to UM:

UM’s royalty will be equal to such Net Sales of Sublicensee multiplied by a royalty rate of “R” percent where R = [*] - [*]/[*]([*] - x) and “x” can be a maximum of [*] and a minimum of [*] and is the percentage rate of royalty paid by Sublicensee(s) to Repligen or Affiliate(s), as the case may be, on the above described Net Sales. For example, if a particular Sublicensee is paying Repligen a royalty of [*] for Net Sales of a particular Licensed Product, then UM receives a royalty from Repligen equal to [*] of such Net Sales ([*] minus one-eighth of the difference between [*] and [*]). The formula is intended to gradually reduce UM’s royalty below [*] for Net Sales of Sublicensee(s) who are themselves paying a royalty of less than [*] on such Net Sales, and it establishes [*] as a minimum royalty rate to UM for such Net Sales by Sublicensee(s), including, if applicable, Net Sales of Combination Products as calculated in Section 8.4 above.

8.7 In addition, with respect to each Royalty Quarter, Repligen shall pay to UM [*] of any upfront or lump sum payments which Repligen receives during such Royalty Quarter from any Sublicensee in consideration of the grant of its sublicense. For the purpose hereof, upfront or lump sum payments shall not include any payment made to Repligen as a royalty on Net Sales of Sublicensee(s) or any Research Milestone Payment or Clinical Milestone Payment (as hereinafter defined).

8.8 (a) ”Research Milestone Payment” means any payment received by Repligen from any Sublicensee which is payable by reason of the attainment of a research or development objective relating to technology described in Licensed Patent(s)’ or to Licensed Product(s) themselves. With respect to each Royalty Quarter, Repligen shall pay to UM [*] of each Research Milestone Payment received during such Royalty Quarter.

(b) “Clinical Milestone Payment” means any payment received by Repligen from any Sublicensee which is payable by reason of the attainment of a clinical objective relating to one or more Licensed Product(s). With respect to each Royalty Quarter, Repligen shall pay to UM [*] of each Clinical Milestone Payment received during such Royalty Quarter.

(c) [*] of all amounts paid to UM under this Section 8.8 shall be credited against earned royalties, subject to the limitations contained in Section 8.11.

8.9 (a) If Repligen is required to pay an unrelated third party a royalty in a given country in order to sell the Licensed Products in that country, then [*] of that royalty will be deducted from the royalty otherwise payable hereunder for Net Sales of such Licensed Products in that country, provided that in no event shall the royalty thus payable by Repligen be reduced below [*] of Repligen’s or Affiliates’ Net Sales of Licensed Products in that country. Upon the

[*]	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

mutual agreement of the parties the royalty percentage for a particular Licensed Product may be reduced based on specific indications and associated market size and conditions.

(b) If Repligen is required to pay a royalty to the United States Navy or to HHMI in order to obtain the exclusive right as to the U.S. Navy, UM or HHMI, to practice any of the patents or patent applications included in Licensed Patents, in a given country, then, in, addition to any amounts deducted under subparagraph (a) above, one-hundred percent (100%) of that royalty shall be deducted from the royalty otherwise payable hereunder for Net Sales of Licensed Products in that country, provided that: (i) in no event shall the amounts deducted under this subparagraph (b) exceed’ one and [*] of the Net Sales of Licensed Products in that country; and (ii) in no event shall the royalty thus payable by Repligen, after all deductions under this subparagraph (b) and subparagraph (a) above, be reduced below [*] of Repligen’s or Affiliates’ Net Sales of Licensed Products in that country.

8.10 Repligen agrees to pay minimum royalties to UM during the term of this Agreement on the following dates, for the following periods and in the following amounts.

Date	Amount
1. On January 1, 1995 for the calendar year beginning on that date, and on each January 1 thereafter, for each calendar year beginning on such date, but ceasing immediately prior to the date in item 2 below.	$10,000

2. On the earlier of January 1, 1998 or the January 1 immediately following the initiation of Phase I Clinical Trials on the first Licensed Product, for the calendar date beginning on such date, and on each January 1 thereafter, for each calendar year beginning on such date, but ceasing immediately prior to the date in item 3 below.	$20,000

3. On the January 1 immediately following the filing of a Product License Application for the first Licensed Product, for the calendar year beginning on such date.	$50,000

4. On the first and each subsequent anniversary of the payment in item 3 above, for the calendar year beginning on such date.	$50,000

All minimum royalties paid for a given year which, are in excess of that year’s earned royalties shall be credited against future earned royalties otherwise payable under this Agreement, subject to the limitations in Section 8.11.

[*]	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.11 Notwithstanding anything to the contrary in this Agreement, the Parties agree that in no event shall the aggregate reduction of earned royalties on account of credits allowed by UM to Repligen under this Agreement in any Royalty Quarter exceed [*] of the earned royalties otherwise payable under this Agreement for such Royalty Quarter. Any credits in excess of these limitations shall be carried forward and applied against earned royalties in subsequent Royalty Quarters until fully credited or until termination of this Agreement. Upon termination of this Agreement, Repligen shall have no right to recover unused credits except to the extent that they may continue to be credited against up to [*] of the royalties payable after termination, subject to the limitations set forth herein.

8.12 If at any time or from time to time an unrelated third party in any country shall, under right of a compulsory license granted or ordered to be granted by a competent governmental authority, manufacture, use or sell any Licensed Product with respect to which royalties shall be payable pursuant to Section 8.3 herein, then Repligen, upon notice to UM and during the period such compulsory license shall be effective, shall have the right to reduce such royalty to UM on each unit of Licensed Product sold in such country to an amount no greater than the amount payable by said third party in consideration of its compulsory license.

8.13 Repligen agrees to refrain from any business dealing relating to Licensed Patents or Licensed Products in which a significant purpose or result would be to lower UM’s share of income or actual income resulting from this Agreement or the sale, use or commercialization of Licensed Products. This Section 8.13 shall not be construed in such a way as to (i) enlarge Repligen’s obligations under Section 7.1 or (ii) provide any remedy to UM if Repligen terminates this Agreement under Section 13.4.

IX. Reports

9.1 Within sixty (60) days after the close of each Royalty Quarter during the term of this Agreement (including any Royalty Quarter which closes following any termination of this Agreement), Repligen shall report to UM all royalties or other payments accruing to UM under Article VIII during such Royalty Quarter. Such quarterly reports shall indicate for each Royalty Quarter the gross sales and Net Sales of Licensed Products; such reports shall also indicate the source and amount of all other revenues with respect to which payments are due to UM and the amount of such payments, as well as the various calculations used to arrive at said amounts, including the quantity, description. (nomenclature and type designation), country of sale and country of manufacture of Licensed Products. In case no payment is due for any such period, Repligen shall so report.

9.2 Repligen covenants that it will promptly establish and consistently employ a system of specific nomenclature and type designations for Licensed Products so that the various types can be identified and segregated. Repligen, Affiliates and Sublicensees will consistently employ such system when rendering invoices thereon and henceforth agree to inform UN, or its auditors, when requested as to the details concerning such nomenclature system as well as to all additions thereto and changes therein.

[*]	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.3 Repligen shall keep and it shall cause Affiliates and Sublicensees to keep, true and accurate records and books of account containing data reasonably required for the computation and verification of payments to be made as provided by this Agreement, which records and books shall be open for inspection upon reasonable notice during business hours by either UM auditor(s) or an independent certified accountant selected by UM, except one to whom Repligen has a reasonable objection, for the purpose of verifying the amount of payments due and payable. Said right of inspection may be exercised not more than once in any calendar year, but will exist for four (4) years from the date of origination of any such record and this requirement and right of inspection shall survive any termination of this Agreement. UM shall be responsible for all expenses of its auditor(s) or independent accountants associated with ‘such inspection. However, in the event that such inspection reveals an underpayment of royalties to UM in excess of ten percent (10%), then said inspection shall be at Repligen’s expense and such underpayment shall become immediately due and payable to UM. If such inspection reveals an overpayment of royalties to UM, at Repligen’s election, UM shall promptly reimburse Repligen to the extent of such overpayment or credit such overpayment against Repligen’s next royalty payment to UM.

9.4 The reports provided for hereunder shall be certified by an authorized representative of Repligen to be correct to the best of Repligen’s knowledge and information.

X. Time and Currencies of Payments

10.1 Payments accrued at the close of each Royalty Quarter shall be due and payable in Ann Arbor, Michigan on the date each quarterly report, provided for under Article IX above, is due and shall be paid in United States dollars. Repligen agrees to make all payments due hereunder to UM by check made payable to the Regents of the University of Michigan and sent by prepaid, certified mail, return receipt requested, to the address set forth in Article XVIII herein.

10.2 On all amount’s outstanding and payable to UM, interest shall accrue from the date such amounts are due and payable at a rate of two (2) points above the prime lending rate as established by the Chase Manhattan Bank, N.A. in New York City, New York, or at such lower rate as may be required by law.

10.3 In the case of sales of Licensed Products transacted in foreign currency, such foreign currency shall be converted into its equivalent in United States dollars at the exchange rate of such currency as reported (or if erroneously reported, as subsequently corrected) in the Wall Street Journal on the last business day of the Royalty Quarter during which such payments are received by Repligen, Affiliates or Sublicenses, as the case may be (or if not reported on that date, as quoted by the Chase Manhattan Bank, N.A. in New York City, New York).

10.4 Except as provided in the definition of Net Sales, all royalty payment to UM under this Agreement shall be without deduction for sales, use, excise, personal property or other similar taxes or other duties imposed on such payments by the government of any country or any political subdivision thereof; and any and all such taxes or duties shall be assumed by and paid by Repligen. Repligen shall have no liability for any income taxes levied against UM on account of royalties or other payments received by UN on account of royalties or other payments received by UM under this Agreement. If laws or regulations require that any such taxes be withheld by Repligen, Repligen shall deduct such taxes from the payment due UM, pay the taxes so withheld to the taxing authority, and send proof of payment to UM within sixty (60) days following such payment.

XI. Product Liability

11.1 Repligen, Affiliates and Sublicensees assume all risk of damage or injury to persons or property arising out of the clinical testing, manufacture, use, distribution or sale of the Licensed Products by them or authorized by them and shall hold harmless and indemnify UM, its officers and employees from and against any and all personal injury, property damage, product liability or similar claims, losses and liabilities arising out of Repligen’s, Affiliates’ or Sublicensees’ (or any business associates of any of these) clinical testing, manufacture, use, distribution or sale of the Licensed Products, including reasonable attorneys fees and other costs or defense. UM shall, promptly upon receipt of any claim that may be subject to indemnification hereunder, give written notice to Repligen of such claim, and Repligen shall assume the defense thereof, including the employment of counsel reasonably satisfactory to UM. UM shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses thereof shall be at UM’s expense. Repligen shall not be liable for any settlement of any such claim, action or proceeding effected without its written consent.

11.2 Repligen shall purchase and maintain, and require Affiliates and Sublicensees to purchase and maintain, in effect a policy of product liability insurance covering all claims with respect to any Licensed Products used, manufactured, sold, licensed or otherwise distributed by Repligen within the term of this Agreement, and shall specify UM as an additional insured. Repligen shall furnish a certificate of such insurance to UM, upon request.

XII. No Warranty; Limitations of Liability

12.1 EXCEPT AS PROVIDED IN SECTION 3.1, UM MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ASSUMES NO RESPONSIBILITIES WHATEVER WITH RESPECT TO DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE OR OTHER DISPOSITION BY REPLIGEN OR AFFILIATES OR SUBLICENSEES OF LICENSED PRODUCTS.

12.2 THE ENTIRE RISK AS TO PERFORMANCE OF LICENSED PRODUCTS IS ASSUMED BY REPLIGEN AND AFFILIATES AND SUBLICENSEES. In no event shall UM be responsible or liable for any direct, indirect, special, incidental, or consequential damages or lost profits to Repligen, Affiliates, Sublicensees, users or any other individual or entity regardless of legal. theory. The above limitations on liability apply even though UM may have been advised of the possibility of such damage.

12.3 Repligen, Affiliates and Sublicensees shall make no statements, representations or warranties or accept any liabilities or responsibilities whatsoever to or with regard to any person or entity which are inconsistent with any disclaimer or limitation included in this Article XII.

XIII. Term and Termination

13.1 Upon any termination of this Agreement, and except as provided herein to the contrary, all rights and obligations of the Parties hereunder shall cease, except as follows:

13.1.1 Obligations to pay royalties and other sums accruing hereunder up to the day of such termination;

13.1.2 The right to complete the manufacture and sale of Licensed Products which qualify as “work in process” under generally accepted cost accounting standards or which are in stock at the date of termination, and the obligation to pay royalties on Net Sales of such Licensed Products;

13.1.3 Obligations for record keeping and accounting reports for so long as Licensed Products are sold pursuant to Paragraph 13.1.2 above. At such time after termination of this Agreement when sales or other dispositions of Licensed Products have ceased, Repligen shall render a final report and royalty payment, if required;

13.1.4 UM’s rights to inspect books and records as described in Article IX;

13.1.5 Obligations of defense and indemnity under Article XI;

13.1.6 Any cause of action or claim of Repligen or UN accrued or to accrue because of any breach or default by the other Party hereunder;

13.1.7 All other terms, provisions, representations, rights and obligations contained in this Agreement that by their sense and context are intended to survive until performance thereof by either or both Parties.

13.2 This Agreement will become effective on its Effective, Date and, unless terminated under another specific provision of this Agreement, will remain in effect until, and terminate upon, the expiration of the last to expire of Licensed Patents.

13.3 Upon any material breach by either Party under this Agreement, the other Party may terminate this Agreement by ninety (90) days’ written notice to the breaching Party, specifying the material breach, default or other defect. Without limiting the generality of the foregoing, any default by Repligen in the payment of any royalty or the making of any report hereunder, or the insolvency of Repligen shall be deemed to be a material breach. The termination shall become effective at the end of the ninety day period unless the breaching Party cures the breach during the ninety (90) day period.

13.4 Notwithstanding anything in this Agreement to the contrary, Repligen may terminate’ this Agreement by giving UM a notice of termination, which shall include a statement of the reasons, whatever they may be, for such termination and the termination date established by Repligen, which date shall not be sooner than ninety (90) days after the date of the notice. Such notice shall be deemed by the Parties to be final and, immediately upon receipt of such notice of termination, UM shall have the right to begin negotiations, and enter into agreements, with others for the manufacture, sale, and use of Licensed Products, and may, at its option, disclose to said others any and all information related to Licensed Products which UM, in its sole discretion, deems appropriate, other than information which is subject to confidentiality under any agreement between UM and Repligen. During the period of time from the notice of termination until termination pursuant to this provision, Repligen shall continue any efforts ongoing immediately prior to the termination notice to manufacture and sell Licensed Products.

XIV. Governing Law and Venue

This Agreement and the relationships between the Parties shall be governed in all respects by the law of the State of Michigan (notwithstanding any provisions governing conflict of laws under such Michigan law to the contrary), except that questions affecting the construction and effect to any patent shall be determined by the law of the country in which the patent has been granted. The Parties understand and expressly agree that any claims, demands, or actions asserted against the Regents of the University of Michigan, its agents or employees, shall be brought in the appropriate court of the State of Michigan.

XV. Assignment and Non-Pledge for Security

Due to the unique relationship between, the Parties, this Agreement shall not be assignable by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld; and any attempt to assign this Agreement without such consent shall be void from the beginning. Notwithstanding the foregoing, Repligen may assign this Agreement without UM’s consent to any assignee or purchaser of all or substantially all of Repligen’s business provided the intended assignee agrees in writing to accept all of the terms and condition of this Agreement. Further, Repligen shall refrain from pledging any of the license rights granted in this Agreement as security for any creditor.

XVI. Registration or Recordation

16.1 If the terms of this Agreement, or any assignment or license under this Agreement are or become such as to require that the Agreement or license or any part thereof be registered with or reported to a national or supranational agency of any area in which Repligen, Affiliates or Sublicensees would do business, Repligen will, at its expense, undertake such registration or report. Prompt notice and appropriate verification of the act of registration or report of any agency ruling resulting from it will be supplied by Repligen to UM.

16.2 Any formal recordation of this Agreement or any license herein granted which is required by the law of any country as a prerequisite to enforceability of the Agreement or license in the courts of any such country or for other reasons shall also be carried out by Repligen at its expense, and appropriately verified proof of recordation shall be promptly furnished to UM.

XVII. Export Laws and Regulations of the United States

17.1 The Export Regulations of the United States Department of Commerce prohibit the exportation from the United States of certain types of technical data and commodities (listed in the Export Administration Regulations), unless the exporter (e.g., Repligen, Affiliates or Sublicensees) has received the required General License or Validated License, whichever is applicable. In addition, the exporter may be required to obtain certain, written assurances regarding re-export from the foreign importer for certain types of technical data and commodities. Prior to its engaging in any export activity, Repligen has advised UM that it will receive a copy of the then current Export Administration Regulations of the United States Department of Commerce and will arrange for a subscription under which it will receive Supplementary Bulletins from the United States Department of Commerce upon their issuance. Should the Export Administration Regulations apply to the activities contemplated under this Agreement, Repligen hereby agrees to comply with, and to require Affiliates to comply with the Export Administration Regulations of the United States Department of Commerce and Repligen hereby gives UM the assurances called for in the Export Administration Regulations, including the assurances called for in Part 779.4 and any successor provisions of such regulations.

17.2 This Agreement shall by subject to all United States Government laws and regulations now or hereafter applicable to the subject matter of this Agreement.

XVIII. NOTICES

Any notice, request, report, or payment required or permitted to be given or made under this Agreement by any Party shall be given by sending such notice by certified mail, return receipt requested, to the address set forth below or such other address as such party shall have specified by written notice given in conformity herewith. Any notice not so given shall not be valid unless and until actually received, and any notice given in accordance with the provisions of this section shall be effective when mailed to:

Notices to Repligen shall be addressed to:

Repligen Corporation

One Kendall Square

Building 700

Cambridge, Massachusetts 02139

Attention:        Mr. Sandford D. Smith

(with a copy to:)

Choate, Hall & Stewart

Exchange Place

53 State Street

Boston, Massachusetts 02139

Attention:        John M. Cornish, Esq.

Notices to UM shall be addressed to:

The University of Michigan

Intellectual Properties Office

475 East Jefferson Street, Room 2354

Ann Arbor, Michigan 48109-1248

Attention:        File #377

XIX. Invalidity

In the event that any term, provision, or covenant of this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable, that term will be curtailed, limited, or deleted, but only to the extent necessary to remove such invalidity, illegality, or unenforceability, and the remaining terms, provisions, and covenants shall not in any way be affected or impaired thereby. In the event that the time period of any covenant shall be held unenforceable as a matter of law, said covenant will be interpreted to be effective for an enforceable time period.

XX. Entire Agreement and Amendment

This Agreement contains the entire understandings of the Parties with respect to the matter contained herein, and supersedes all prior agreements, oral or written, and all other communication between them relating to the subject matter hereof. The Parties hereto may, from time to time during the continuance of this Agreement, modify, vary or alter any of the provisions of this Agreement, but only by an instrument duly executed by authorized officials of both Parties hereto.

XXI. Publicity

21.1 Each Party agrees to refrain from using (and in the case of Repligen to require Affiliates and Sublicensees to refrain from using) the name of the other Party in publicity or advertising without the prior written approval of the other Party. Reports in scientific literature and presentations of joint research and development work are not considered publicity. If a Party wishes to use the name of the other Party in financial disclosures, such Party must obtain prior written approval from the other Party, which approval will not be unreasonably withheld.

21.2 Any announcements or similar publicity with respect to this Agreement or the transactions contemplated herein shall be at such time and in such manner as UM and Repligen shall mutually agree, provided that nothing herein shall prevent either Party upon notice to the other from making such public announcements as such party’s legal obligations require.

XXII. Bankruptcy

The parties hereto intend that the Agreement shall not be deemed an executory contract under the United States Bankruptcy Code. If during the term of this Agreement, Repligen shall make an assignment for the benefit of creditors, or if proceedings in voluntary or involuntary bankruptcy shall be instituted in behalf of or against Repligen, and not be dismissed within sixty (60) days after such proceedings are instituted, or if a receiver or trustee shall be appointed for the property of Repligen, UM may, at its option, terminate this Agreement and revoke the license herein granted by written notice to Repligen.

XXIII. Financing Statements

Repligen agrees to cooperate with UM in the execution and filing (not earlier than 120 days after execution of this Agreement) of financial statements under the Uniform Commercial Code, and of similar statements, providing notice of this License Agreement, in the United States Patent and Trademark Office, or other federal agency or court as deemed appropriate by UM.

XXIV. Force Majeure

No failure or omission by the Parties hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of the Parties, including, but not limited to, the following: act of God; acts or Omissions of any government; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; invasion; strikes, and lockouts and provided that such failure or omission resulting from one of the above causes is cured as soon as is practicable after the occurrence of one or more of the above-mentioned causes.

XXV. Product Marking

Repligen agrees to mark, and to require Affiliates and Sublicensees to mark, Licensed Products with the appropriate patent notice as approved by UM, such approval not to be unreasonably withheld.

XXVI. Non-Waiver

No waiver, other than as agreed to in writing by the Parties, no matter how long continuing or how many times extended, by either Party of a breach of any term or condition of this Agreement shall be considered as a permanent waiver or as an amendment to this instrument.

XXVII. Article Headings

The Article headings herein are for purposes of convenient reference only and shall not be used to construe or modify the terms written in the text of this Agreement.

XXVIII. No Agency Relationship

Except as clearly and specifically provided under the terms and provisions of this Agreement, neither Party shall be deemed to be an agent of the other in connection with the exercise of any rights hereunder, and neither shall have any right or authority to assume or create any obligation or responsibility on behalf of the other.

XXVIX. Repligen Represents and Warrants

Repligen represents and warrants to UM that it has not entered into any agreement with any third party in connection with the Licensed Patents, and that in future it will not enter into any’ such agreement which conflicts or interferes with the terms of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

FOR REPLIGEN CORPORATION		FOR THE REGENTS OF THE UNIVERSITY OF MICHIGAN

By	/s/ Sandford D. Smith	By	/s/ Anne C. Di Sante
	(authorized representative)		(authorized representative)

Typed Name	Sandford D. Smith	Typed Name	Anne C. Di Sante
Title	President & CEO	Title	Acting Director, Intellectual Properties
Date	May 28, 1992	Date	May 28, 1992

Appendix A

to License Agreement

(5/28/92)

UM/Repligen

APPENDIX A

LICENSED PATENTS

UM’s joint ownership interest in U.S. Patent Application Serial Number 275,433	—	Immunotherapy Involving CD28 Stimulation

UM’s joint ownership interest in the Continuation—in-Part filed as U.S. Patent Application Unofficial Serial, Number 07/864,805	—	CD28 Pathway Immunoregulation

UM’s joint ownership interest in the Continuation-in-Part filed as U.S. Patent Application Unofficial. Serial Number 07/864, 866	—	Enhancement of CD28-Regulated Immune Response

Exhibit C

Dana Farber Cancer Institute Agreement

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

LICENSING AGREEMENT

Agreement (“AGREEMENT”), effective as of July 20, 1993 (“Effective Date”) between REPLIGEN CORPORATION, a Delaware corporation, with its principal place of business at One Kendall Square, Building 700, Cambridge, Massachusetts 02139 (hereinafter referred to as “Repligen”) and the DANA-FARBER CANCER INSTITUTE, INC., a Massachusetts non-profit corporation, with its principal place of business at 44 Binney Street, Boston, Massachusetts, 02115 (hereinafter referred to as “DFCI”).

WITNESSETH:

WHEREAS, DFCI is the owner of certain rights in technology as later defined herein, subject only to (i) a royalty-free, nonexclusive license heretofore granted to the United States Government, and (ii) certain rights granted to Coulter Corporation which are described herein;

WHEREAS, DFCI desires to have its rights utilized to promote the public interest by granting a license thereunder;

WHEREAS, Repligen has represented to DFCI that Repligen is experienced in the development and production of products similar to the technology which is the subject of this AGREEMENT and has the financial capacity and strategic commitment to facilitate the transfer of such technology for the public interest; and

WHEREAS, Repligen desires to obtain a license to said rights upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I - Definitions

1.1 “Inventions” shall mean all discoveries, inventions, concepts, ideas or tangible property in which DFCI has any proprietary interest, whether patentable or not, made, conceived or reduced to practice pursuant to the Research Agreement, including, but not limited to processes, methods, formulas, techniques, antibodies, vectors, plasmids and host cells.

1.2 “Technical Information” shall mean all Inventions not covered by Patent Rights.

1.3 “Patent Rights” shall mean (i) the patents and patent applications listed in Appendix A, (ii) any other existing or future patent or patent application arising from any

Invention, and (iii) all foreign equivalent patents and patent applications, including Patent Cooperation Treaty filings, and all patents issuing therefrom, any divisions, continuations, or continuations-in-part of the patents or patent applications set forth above, including any reissue, reexamination or extension, any extended or restored term, and any confirmation patent, registration patent or patent of addition. DFCI shall promptly notify Repligen, from time to time as new patent applications are made or patents issued which fall within the definition of Patent Rights and Appendix A shall be appropriately updated to reflect such changes.

1.4 “Licensed Products” shall mean any product whose manufacture, use or sale in any country would, but for either ownership of or a license under the Patent Rights, comprise an infringement of one or more Valid Claims in such country.

1.5 “Territory” shall mean all countries of the world.

1.6 “Net Sales” shall mean the gross income derived by Repligen or its Affiliates from the sales of Licensed Products to independent third parties less:

(a) Transportation and insurance charges or allowances actually paid or granted;

(b) Trade, quantity, cash or other discounts and brokers’ or agents’ commissions, if any, allowed and paid by Repligen or its Affiliates to independent parties in arms-length transactions;

(c) Credits or allowances made or given on account of rejects, returns or retroactive price reductions;

(d) Any tax, customs duty or governmental charge directly on sale or transportation, use or delivery of products paid by Repligen or its Affiliates and not recovered from the purchaser;

(e) Uncollected invoices for Licensed Products to the extent written off as uncollectible by Repligen or its Affiliates;

(f) The cost of devices for dispensing or administering Licensed Products or of diluents or similar exogenous materials which accompany Licensed Products when sold; and

(g) The cost of special packaging of Licensed Products.

Licensed Products shall be considered “sold” when invoiced.

1.7 “Sublicensee” shall mean any corporation, partnership or business organization which is not an Affiliate and which is sublicensed by Repligen to practice the Patent Rights.

1.8 “Affiliate” shall mean any corporation or other business entity controlled by, controlling, or under common control with Repligen. For this purpose “control” means direct or indirect beneficial ownership of at least a fifty percent (50%) interest in the income or stock of such corporation or other business.

1.9 “Valid Claims” shall mean any claim(s) pending in a patent application or in an unexpired patent included within the Patent Rights which has not been held unenforceable, unpatentable, or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer. If in any country there should be two or more such decisions conflicting with respect to the validity of the same claim, the decision of the higher or highest tribunal shall thereafter control; however, should the tribunals be of equal rank, then the decision or decisions upholding the claim shall prevail when the conflicting decisions are equal in number, and the majority of decisions shall prevail when the conflicting decisions are unequal in number.

1.10 “Research Agreement” shall mean the Collaborative Research, Research Support, and License Option Agreement between DFCI and Repligen effective as of February 15, 1992, as amended and as the same may be hereafter amended.

1.11 “Field” shall mean (i) all therapeutic and prophylactic applications, and (ii) all diagnostic applications and research reagent applications which are included in the Field pursuant to Section 9.3 of this AGREEMENT.

1.12 “Coulter” shall mean Coulter Corporation, a corporation with offices at 440 West 20th Street, Hialeah, Florida.

ARTICLE II - Grant

2.1 DFCI hereby grants to Repligen, subject to all the terms and conditions of this AGREEMENT including the nonexclusive license heretofore granted to the United States Government, an exclusive right and license in the Field under the Patent Rights to make, have made, use, lease and sell the Licensed Products in the Territory for the term of this AGREEMENT unless this grant is sooner terminated according to the terms hereof. DFCI also hereby grants to Repligen an exclusive royalty-free right and license in the Field under the Technical Information to make, have made, use, lease and sell products of any nature in the Territory for the term of this AGREEMENT unless this grant is sooner terminated according to the terms hereof.

2.2 Notwithstanding the provisions of Section 2.1, DFCI shall retain the right to use and practice the Patent Rights and Technical Information for its own non-commercial, basic research purposes.

2.3 Repligen agrees that Licensed Products leased or sold in the United States shall be manufactured substantially in the United States.

2.4 (a) Repligen shall have the right, subject to the terms of this Section, to enter into sublicensing agreements with any entity other than an Affiliate for the rights, privileges and licenses granted hereunder at royalty rates not less than those delineated in Section 4.2 hereof. DFCI shall be informed by written notice of the identity of any prospective Sublicensee.

(b) Repligen agrees that any sublicenses granted by it shall provide that the obligations to DFCI contained in this AGREEMENT shall be binding upon the Sublicensee. Repligen further agrees to attach a copy of this AGREEMENT to sublicense agreements.

(c) From any royalties received from its Sublicensee, Repligen shall pay DFCI an amount equivalent to [*] of such royalties, except that with respect to Net Sales of Sublicensee(s) upon which Repligen is being paid a royalty by Sublicensee(s) of less than [*] of such Net Sales, the following formula shall be applied to determine the royalty payment to DFCI. DFCI’s royalty will be equal to such Net Sales of Sublicensee multiplied by a royalty rate of “R” percent where R = [*] - [*] * ([*] - x) and “x” can be a maximum of [*] and a minimum of [*] and is the percentage rate of royalty paid by Sublicensee(s) to Repligen on the above described Net Sales. For example, if a particular Sublicensee is paying Repligen a royalty of [*] for Net Sales of a particular Licensed Product, then DFCI receives a royalty from Repligen equal to [*] of such Net Sales ([*] minus one-eighth of the difference between [*] and [*]). The formula is intended to gradually reduce DFCI’s royalty below [*] for Net Sales of Sublicensee(s) who are themselves paying a royalty of less than [*] on such Net Sales, and it establishes [*] as a minimum royalty rate to DFCI for such Net Sales by Sublicensee(s). Reporting and payment of such royalties shall be made in accordance with the provision of Article IV and V.

(d) In addition, in the case of any sublicense agreement executed pursuant to Section 2.4(a) within two (2) years of the Effective Date, if the payments received by Repligen in consideration for the grant of such sublicense exceed Repligen’s total investment in the rights so sublicensed, Repligen shall pay to DFCI an amount equal to [*] of such excess. For the purpose hereof, payments received in consideration for the

[*]	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

grant of a sublicense shall not include earned royalty payments, payments in consideration for the performance of services or the transfer of tangible property or payments due upon the achievement of research, clinical, or development milestones, and shall include payments received in consideration of the issuance of Repligen stock to the Sublicensee simultaneously with the grant of such sublicense only to the extent that the issue price exceeds [*] of the then market price of Repligen stock.

(e) Repligen agrees to forward to DFCI a copy of any and all fully executed sublicense agreements, and further agrees to forward to DFCI annually a copy of such reports received by Repligen from its Sublicensees during the preceding twelve (12) month period under the sublicenses as shall be pertinent to a royalty accounting under said sublicense agreements.

(f) Repligen hereby agrees that every sublicensing agreement to which it shall be a party and which shall relate to the rights, privileges and license granted hereunder shall contain a statement setting forth the date upon which Repligen’s exclusive rights, privileges and license hereunder shall terminate.

ARTICLE III - Due Diligence

3.1 Repligen agrees to use its best efforts to bring one or more Licensed Products to the marketplace through a diligent program of development, production and distribution. For the purpose hereof, “best efforts” shall mean the usual practice followed by Repligen in pursuing commercialization of its products. Repligen shall be deemed to have satisfied its obligation under this Section 3 in each year that it expends (or its Sublicensees expend) at least $1,000,000 on the research, development or commercialization of Licensed Products.

3.2 Repligen’s failure to perform in accordance with Section 3.1 shall be grounds for DFCI to terminate pursuant to Section 7.5 of this AGREEMENT. It is understood that termination shall be DFCI’s sole and exclusive remedy for any such failure to perform.

3.3 Upon written request from DFCI, Repligen shall provide an annual report on its development efforts, which report shall cite specific goals and objectives in commercializing the Licensed Products and progress in meeting these goals and objectives.

3.4 If DFCI believes that one or more Licensed Product candidates could be pursued by Repligen in one or more portions of the Field, and Repligen is not actively

[*]	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

pursuing such candidates in such portions of the Field, DFCI may by notice to Repligen request that Repligen pursue such candidates in such portions of the Field. If Repligen does not comply with DFCI’s request, Repligen and DFCI will discuss the sublicensing of such candidate to a third party in such portion of the Field. However, the decision as to whether to grant any such sublicense shall be made by Repligen alone, and Repligen shall have no obligation to pursue or sublicense such candidate provided that Repligen is in compliance with its obligations under Section 3.1.

ARTICLE IV - Payments

4.1. In partial consideration for the license granted hereunder, Repligen is to make certain payments to DFCI under the Research Agreement.

4.2 In partial consideration for the license, granted hereunder, Repligen shall pay royalties to DFCI equal to five percent (5%) of Net Sales.

4.3 Upon termination of the last to expire Patent Right covering a Licensed Product, Repligen’s obligation to pay royalties will terminate.

4.4 In the event that a Licensed Product under this AGREEMENT is sold in a combination product, package or kit containing other active products, then Net Sales for purposes of determining royalty payments on such combination product or package, shall be calculated using the following method, but in no event shall the royalties payable to DFCI be reduced to less than [*] of that provided for in Section 4.2 hereof: By multiplying the net selling price of that combination product or package by the fraction A/A+B, where A is the gross selling price during the royalty-paying period in question of the Licensed Product sold separately, and B is the gross selling price during the royalty period in question of the other active products sold separately. If no separate sales are made of the Licensed Product or of any of the active products in such combination product or package during the royalty-paying period in question, A shall be the gross cost of producing the Licensed Product component of the package, and B shall be the gross cost of producing all other active products in the package.

4.5 (a) If Repligen or an Affiliate is required to pay an unrelated third party a bona fide royalty in a given country in order to sell a Licensed Product in that country, then [*] of that royalty will be deducted from the royalty otherwise payable hereunder for Net Sales of such Licensed Product in that country. In addition, in the event that after the reductions set forth above, the aggregate royalties payable by Repligen and its Affiliates to third parties (including DFCI) with respect to any Licensed Product in any country exceeds [*], then the royalty payable to DFCI hereunder shall be further reduced so that

[*]	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the cumulative royalty percentage for such Licensed Product does not exceed [*]; provided, however, that the royalty payable to DFCI hereunder shall be reduced on a pro rata basis with all other royalties with respect to such Licensed Product which can be so reduced, so that the total cumulative royalty will equal [*], and in no case shall DFCI’s royalty due under Section 4.2 be reduced due to this Section 4.5 by more than [*]. Upon the mutual agreement of the parties, the royalty percentage for a particular Licensed Product may be reduced based on specific indications and associated market size and conditions.

(b) Repligen shall permit DFCI to review the economic substance of all arrangements pursuant to which Repligen owes any royalty described in Section 4.5(a). If DFCI believes that any such royalty is not bona fide or the result of arms-length bargaining, it may dispute the same by notice to Repligen. If Repligen and DFCI are unable to resolve such dispute, it shall be arbitrated under Article XI.

4.6 If at any time or from time to time an unrelated third party in any country shall, under right of a compulsory license granted or ordered to be granted by a competent governmental authority, manufacture, use or sell any Licensed Product with respect to which royalties shall be payable pursuant to Section 4.2 hereof, then Repligen, upon notice to DFCI and during the period such compulsory license shall be effective, shall have the right to reduce such royalty to DFCI on each unit of Licensed Product sold in such country to an amount no greater than the amount payable by said third party in consideration of its compulsory license.

4.7 Payment of royalties specified in Section 4.2 shall be made by Repligen to DFCI within forty-five (45) days after March 31, June 30, September 30 and December 31 each year during the term of this AGREEMENT covering the quantity of Licensed Products sold by Repligen during the preceding calendar quarter. The last such payment shall be made within forty-five (45) days after termination of this AGREEMENT.

4.8 All payments to be made under this Article shall be paid in United States dollars in Boston, Massachusetts, or at such other place and in such other way, as DFCI may reasonably designate, without deduction of exchange, collection or other charges.

4.9 Only a single royalty shall be paid with respect to any Licensed Product irrespective of the number of claims of Patent Rights utilized.

[*]	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.10 In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the first day following the due date as herein specified, calculated at the annual rate of the sum of (a) [*] plus (b) the prime interest rate quoted by the Bank of Boston on the date said payment is due, the interest being compounded on the last day of each calendar quarter, provided that in no event shall said annual rate exceed the maximum legal interest rate in Massachusetts. The payment of such interest shall not foreclose DFCI from exercising any other rights it may have as a consequence of the lateness of any payment.

4.11 The parties acknowledge that at some future time Repligen may wish to purchase from DFCI all of DFCI’s right to receive future payments under this Article IV (other than this Section 4.11) (the “Future Payments”). If Repligen desires to purchase the Future Payments, it will give notice to DFCI. Thereupon, the parties will negotiate in good faith with respect to the price and other terms of such purchase, it being understood that the price will be the fair market value of the Future Payments as determined by agreement between the parties. The purchase price may be paid entirely in cash, partly in cash and partly in shares of Repligen common stock as the parties may agree. If the parties are unable to agree upon the price or other terms of the purchase, neither party shall have any liability or obligation to the other as a result of the failure to consummate the purchase of the Future Payments.

ARTICLE V - Reports and Records

5.1 Repligen shall keep true books of account containing, an accurate record of all data necessary for the determination of the amounts payable under Article IV hereof. Said records shall be kept at Repligen’s principal place of business or the principal place of business of the appropriate division of Repligen to which this AGREEMENT relates. Said records shall be available for inspection at DFCI’s sole expense by a certified public accountant selected by DFCI and reasonably acceptable to Repligen during regular business hours for five (5) years following the end of the calendar year to which they pertain in order for DFCI to ascertain the correctness of any report and/or payment made under this AGREEMENT. There shall be no more than one (1) such inspection in any calendar year. The provisions of this Section 5.1 shall survive termination of this Agreement.

5.2 Within forty-five (45) days after March- 31, June 30, September 30 and December 31, of each year in which this AGREEMENT is in effect, commencing with the first year in which a Licensed Product is sold for commercial purposes, Repligen shall deliver to DFCI full, true and accurate reports of its activities and those of its

[*]	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Sublicensee(s), if any, relating to this AGREEMENT during the preceding three month period. These reports shall include at least the following:

(a) Number of Licensed Products manufactured and sold;

(b) Total billings for Licensed Products sold, where applicable;

(c) Deductions applicable to a determination of Net Sales; and

(d) Total royalties due.

5.3 With each such report, Repligen shall pay to DFCI the royalties due and payable as provided for in Section 4.7. If no royalties are due, Repligen shall so report.

ARTICLE VI - Patent Prosecution and Infringement

6.1 Repligen shall have primary responsibility for the preparation, filing, prosecution and maintenance of all patent applications and patents included in the Patent Rights with patent counsel selected by Repligen. Repligen shall furnish to DFCI copies of all documents relevant to the preparation, filing, prosecution or maintenance of the Patent Rights sufficiently in advance of filing to permit review and comment by DFCI. DFCI shall cooperate fully with Repligen in the preparation, filing, prosecution .and maintenance of the Patent Rights, including, without limitation, the execution of all documents necessary for filing with governmental authorities.

6.2 Payment of all fees and costs relating to the filing, prosecution and maintenance of all Patent Rights shall be the responsibility of Repligen whether such fees and costs were incurred before or after the date of this AGREEMENT, provided that Repligen shall have no liability for such fees and costs incurred after the date of this Agreement to the extent properly allocable to Patent Rights licensed to Coulter pursuant to Section 9.3 (a).

6.3 (a) If at any time during the term of this AGREEMENT either party received or obtains evidence of an infringement of a patent included in the Patent Rights, it shall give notice thereof to the other party. Thereupon, Repligen shall have the right, but not the obligation, at its sole expense, to cause such infringement to terminate or to bring a suit or action to compel termination. If Repligen brings such suit, payment of fifty percent (50%) of the royalties which are payable under Article IV hereof shall be waived so long as such infringement continues.

(b) If Repligen fails to cause such infringement to terminate or to bring a suit or action to compel termination within six (6) months of the notice provided under Section 6.3(a), or if before said six (6) months expires Repligen notifies DFCI that it does not intend to take any such action, DFCI shall have the right, but not the obligation, at its sole expense to bring such suit or action to compel termination.

(c) No settlement, consent judgment or other voluntary final disposition of any suit under Section 6.3(a) or (b) may be entered into without the consent of DFCI and Repligen, which consent shall not unreasonably be withheld. Any damages recovered by such suit or action shall be first used to reimburse each party hereto for the cost of such suit or action (including attorney’s fees) actually paid by each party hereto as the case may be, then to reimburse DFCI for any royalties waived under Section 6.3(a). The residue, if any; of any suit or action under this Section 6.3 shall be paid seventy-five percent (75%) to the party that initiated such suit or action, and twenty-five percent (25%) to the other party.

6.4 In the event that a declaratory judgment-action alleging invalidity or non-infringement of any of the Patent Rights shall be brought against DFCI, Repligen at its sole option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

6.5 In any infringement suit as either party may institute to enforce the Patent Rights pursuant to this AGREEMENT, the other party hereto shall, at the request and expense of the party initiating such suit, be joined as a party to such suit and cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples and the like.

ARTICLE VII - Term and Termination

7.1 Unless earlier terminated as hereinafter provided, this AGREEMENT shall remain in full force and effect for the life of the last to expire patent issued under the Patent Rights; provided, however, that with respect to any products incorporating Technical Information, the AGREEMENT shall extend for so long as any such products are sold by Repligen, its Affiliates or Sublicensees.

7.2 If Repligen shall cease to carry on its business with respect to LICENSED PRODUCTS, the AGREEMENT shall terminate upon notice by DFCI.

7.3 Should Repligen fail to pay DFCI such royalties as are due and payable hereunder, DFCI shall have the right to terminate this AGREEMENT on forty-five (45) days written notice, unless Repligen shall pay DFCI within the forty-five (45) notice period, all such royalties and interest that are due and payable. Upon the expiration of the forty-five (45) day period, if Repligen shall not have paid all such royalties and interest due and payable, DFCI, at its sole option, may immediately terminate this AGREEMENT and all rights, privileges and license hereunder granted.

7.4 Repligen shall have the right to terminate this AGREEMENT at any time upon six (6) months written notice to DFCI, and upon payment of all amounts due DFCI through the effective date of termination. Upon any material breach or default of this AGREEMENT by DFCI, Repligen shall have the right to terminate this AGREEMENT upon ninety (90) days written notice to DFCI. Such termination shall become effective immediately at the conclusion of such notice period unless DFCI shall have cured any such breach or default prior to the expiration of such ninety (90) day period.

7.5 Upon any material breach or default of this AGREEMENT by Repligen, other than those delineated in Sections 7.2 and 7.3 which shall always take precedence in that order over any material breach or default referred to in this Section 7.5, DFCI shall have the right to terminate this AGREEMENT and the rights, privileges and license hereunder granted upon ninety (90) days written notice to Repligen. Such termination shall become effective immediately at the conclusion of such notice period unless Repligen shall have cured any such breach or default prior to the expiration of the ninety (90) day period.

7.6 Upon termination of this AGREEMENT for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. Repligen and any Sublicensee thereof may, after the effective date of such termination, sell all Licensed Products which are in inventory at the time of termination, and complete the production of and sell Licensed Products which Repligen can clearly demonstrate were in the process of manufacture at the time of such termination, provided that Repligen shall pay to DFCI the royalties thereon as required by Article IV of this AGREEMENT and shall submit the reports required by Article V hereof on the sales of Licensed Products.

7.7 Upon termination of this AGREEMENT for any reason, any sublicense not then in default shall continue in full force and effect except that DFCI shall be substituted in place of the sublicensor.

ARTICLE VIII - Indemnification and Insurance

8.1 Repligen shall indemnify, defend and hold harmless DFCI and its trustees, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or, imposed upon the Indemnitees, or any one of them, in connection with any claims, suits, actions, demands or judgments (a) arising out of the design, production, manufacture, sale, use in commerce, lease, or promotion by Repligen or by a Sublicensee, Affiliate or agent of Repligen, of any product, process or service relating to, or developed pursuant to this AGREEMENT or (b) arising out of any other activities to be carried out pursuant to this AGREEMENT.

8.2 Repligen’s indemnification under 8.1 shall not apply to any liability, damage, loss or expense to the extent that it is attributable to (a) the negligent activities of the Indemnitees, or (b) the intentional wrongdoing or intentional misconduct of the Indemnitees.

8.3 At such time as any product, process or service relating to, or developed pursuant to, this AGREEMENT is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Repligen or by a Sublicensee, Affiliate or agent of Repligen,.Repligen shall, at its sole cost and expense, procure and maintain policies of product liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming DFCI as an additional insured. If Repligen elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate), such self-insurance program must be acceptable to the DFCI and the DFCI’s associated Risk Management Foundation. The minimum amounts of insurance coverage required under these provisions shall not be construed to create a limit of Repligen’s liability with respect to its indemnification obligation under Section 8.1 of this AGREEMENT.

8.4 Repligen shall provide DFCI with written evidence of such insurance upon request of DFCI. Repligen shall provide DFCI with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if Repligen does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, or a self-insurance program described in Section 8.3 DFCI shall have the right to terminate this AGREEMENT effective at the end of such fifteen (15) day period upon notice to Repligen.

8.5 Repligen shall maintain such product liability insurance beyond the expiration or termination of this AGREEMENT during (a) the period that any product, process, or service, relating to, or developed pursuant to, this AGREEMENT is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Repligen or by a licensee, affiliate or agent of Repligen and (b) a reasonable period after the period referred to in 8.5(a) above which in no event shall be less than fifteen (15) years.

8.6 In the event any such action is commenced or claim made or threatened against DFCI or other Indemnitees as to which Repligen may be obligated to indemnify it (them) or hold it (them) harmless, DFCI or the other Indemnitees shall promptly notify Repligen of such event. Repligen shall assume the defense of, and may settle with counsel of its own choice and at its sole expense, that part of any such claim or action commenced or made against DFCI (or other Indemnitees) which relates to Repligen’s indemnification, and Repligen may take such other steps as may be necessary to protect itself. Any Indemnitee may participate in the defense of any such claim or action with counsel of its own choice, but the fees and expenses of such counsel shall be borne solely by such indemnitee. Repligen shall not be liable to DFCI or other Indemnitees on account of any settlement of any such claim or litigation effected without Repligen’s prior written consent. The right and obligation of Repligen to assume the defense of any action shall be limited to that part of the action commenced against DFCI and/or Indemnitees which relates to Repligen’s obligation of indemnification and holding harmless. Any other part of any such action shall be defended by the Indemnitee at its own cost and expense.

8.7 This Article VIII shall survive expiration or termination of this AGREEMENT.

ARTICLE IX - Representations, Warranties and Other Agreements

9.1 DFCI represents and warrants to Repligen that (i) DFCI is the owner of the Patent Rights and the Technical Information free and clear of claims by any third party except as expressly provided in Section 2.1 and Section 9.2, (ii) DFCI has the full right, power and authority to execute and deliver this AGREEMENT, to grant the licenses provided hereunder, and to perform its obligations hereunder, and (iii) the terms of this AGREEMENT do not conflict with any other agreement, order or judgment to which DFCI is a party or by which it is bound.

9.2 DFCI further represents and warrants to Repligen that Coulter has unconditionally and irrevocably waived any and all rights that it may have to any and all therapeutic and prophylactic applications of the Patent Rights and the Technical Information. In consideration for such waiver, DFCI and Coulter have agreed that (i) Coulter shall have a right to license from DFCI for a limited period of time any B7 related diagnostic product or research reagent product (a) developed, or which could be developed, from the Patent Rights or Technical Information as they exist as of the Effective Date, or (b) developed by DFCI under the Research Agreement, (ii) Coulter shall pay to DPCI a [*] royalty on Coulter’s and its affiliates’ net sales of any diagnostic products or research reagent product described in clause (i), and (iii) Repligen shall pay to Coulter $250,000 upon the commencement by Repligen of Phase III clinical trials in the United States for each B7 therapeutic product covered by the Patent Rights as they exist on the Effective Date, but in no event more than $1,000,000 in the aggregate.

9.3 In order to effectuate and carry out the terms of the agreement between DFCI and Coulter, DFCI and Repligen agree as follows:

[*]	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(a) DFCI shall promptly notify Coulter each time that a patent application is filed covering any B7 related diagnostic product or research reagent product described in clause (i) of Section 9.2, and of Coulter’s right to obtain a license under the same for such product. If DFCI and Coulter fail for any reason to enter into a license agreement under such Patent Rights for such product within six months following Coulter’s receipt of such notice from DFCI, Coulter’s right to obtain such license for such product shall automatically terminate, and such diagnostic or research reagent product shall automatically be included in the Field and exclusively licensed to Repligen pursuant to the terms of this Agreement.

(b) In the event that Coulter shall enter into any license agreement pursuant to Section 9.3(a), DFCI shall provide a copy of such license agreement to Repligen. DFCI shall pay to Repligen an amount equal to [*] of all payments which DFCI is entitled to receive pursuant to each such license agreement, including, without limitation, all upfront, milestone and royalty payments, but excluding any payments for research services rendered by DFCI or out-of-pocket expenses incurred by DFCI, and specifically reimbursed by Coulter.

(c) In the event that Repligen (i) develops any B7 therapeutic product covered by the Patent Rights as they exist on the Effective Date, and (ii) commences Phase III clinical trials in the United States for such product, Repligen shall within sixty days after the commencement of such trials pay to Coulter the sum of $250,000. Repligen’s obligations under this Section 9.3(c) shall terminate when payments hereunder have been made with respect to four such products.

9.4 EXCEPT AS EXPRESSLY PROVIDED ABOVE, DFCI MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT, TRADEMARK, SOFTWARE, NON-PUBLIC OR OTHER INFORMATION, OR TANGIBLE RESEARCH PROPERTY, LICENSED OR OTHERWISE PROVIDED TO REPLIGEN HEREUNDER AND HEREBY DISCLAIMS THE SAME.

9.5 DFCI DOES NOT WARRANT THE VALIDITY OF THE PATENT RIGHTS LICENSED HEREUNDER AND MAKES NO REPRESENTATION WHATSOEVER WITH REGARD TO THE SCOPE OF THE LICENSED PATENT RIGHTS OR THAT SUCH PATENT RIGHTS MAY BE EXPLOITED BY LICENSEE, AFFILIATE OR SUBLICENSEE WITHOUT INFRINGING OTHER PATENTS. IF BIOLOGICAL MATERIALS ARE LICENSED HEREUNDER, DFCI MAKES NO REPRESENTATION THAT SUCH MATERIALS OR THE METHODS USED IN

[*]	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

MAKING OR USING SUCH MATERIALS ARE FREE FROM LIABILITY FOR PATENT INFRINGEMENT.

ARTICLE X - Notices

10.1 Reports, notices and other communications from Repligen to DFCI as provided hereunder shall be sent to:

Dr. Bernard W. Janicki

Director for Research

Dana-Farber Cancer Institute

44 Binney Street

Boston, MA 02115

or other individuals or addresses as shall hereafter be furnished by written notice to Repligen.

10.2 Reports, notices and other communications from DFCI to Repligen as provided hereunder shall be sent to:

Repligen Corporation

One Kendall Square

Building 700

Cambridge, MA 02139

Attention:        President

with a copy to:

John M. Cornish, Esq.

Choate, Hall & Stewart

Exchange Place, 53 State Street

Boston, MA 02109

or other individuals or addresses as shall hereafter be furnished by written notice to DFCI.

ARTICLE XI - Arbitration

11.1 Any controversy or claim arising out of, or relating to, any provisions of this AGREEMENT or the breach thereof which cannot otherwise be resolved by good faith negotiations between the parties shall be resolved by final and binding arbitration in Boston, Massachusetts under the rules of the American Arbitration Association, or the Patent Arbitration Rules if applicable, then obtaining. The arbitration shall be subject to the following terms:

(a) The number of arbitrators shall be one (1).

(b) The arbitrator shall be an independent, impartial third party having no direct or indirect personal or financial relationship to any of the parties to the dispute, who has agreed to accept the appointment as arbitrator on the terms set out in this Section 11.1.

(c) The arbitrator shall be an active or retired attorney, law professor, or judicial officer with at least five (5) years experience in general commercial matters and a familiarity with the laws governing proprietary rights in intellectual property.

(d) The arbitrator shall be selected as follows:

(i) Each party shall submit a description of the matter to be arbitrated to the American Arbitration Association at its Regional Office in Boston, Massachusetts. Said Association shall submit to the parties a list of the arbitrators available to arbitrate any dispute between them. Thereafter, each party shall select, in numerical order, those persons on said list acceptable as arbitrators and return the same to the Association. The first arbitrator acceptable to both parties shall be deemed the selected arbitrator with respect to the dispute then at issue under this AGREEMENT. In the event of a failure to select a mutually agreeable arbitrator, the Association shall be requested to submit as many subsequent lists of arbitrators as shall be necessary to effect a mutual selection.

(ii) If the method of selection set out in paragraph (d)(i) fails for any reason, then either party may petition any state or federal court in Massachusetts having jurisdiction for appointment of the arbitrator in accordance with applicable law, provided that the arbitrator must satisfy the requirements of (b) and (c) above.

(e) The arbitrator shall announce the award in writing accompanied by written findings explaining the facts determined in support of the award, and any relevant conclusions of law.

(f) Unless otherwise provided in this Section 11.1 or extended by agreement of the parties, each party shall submit an initial request for designation of an arbitrator within thirty (30) days after any request for arbitration, the dispute shall be submitted to the arbitrator within ninety (90) days after the arbitrator is selected, and a decision shall be rendered within thirty (30) days after the dispute is submitted.

(g) The fees of the arbitrator and any other costs and fees associated with the arbitration shall be paid in accordance with the decision of the arbitrator.

(h) The arbitrator shall have no power to add to, subtract from, or modify any of the terms or conditions of this AGREEMENT. Any award rendered in such arbitration may be enforced by either party in either the courts of the Commonwealth of Massachusetts or in the United States District Court for the District of Massachusetts, to whose jurisdiction for such purposes DFCI and Repligen each hereby irrevocably consents and submits.

11.2 Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations existing under this AGREEMENT.

ARTICLE XII - Restrictions on Use of Names

12. Repligen shall not use the names of DFCI, its related entities and its employees, or any adaptations thereof, in any advertising, promotional or sales literature, or in any reports required by the Securities and Exchange Commission (except to the extent that such use is required under applicable securities laws or the rules and regulations thereunder), without the prior written consent of DFCI in each case; provided, however, that Repligen (a) may refer to publications by employees of DFCI in the scientific literature or (b) may state that a license from DFCI has been granted as herein provided.

ARTICLE XIII - Independent Contractor

13. For the purpose of this AGREEMENT and all services to be provided hereunder, both parties shall be, and shall be deemed to be, independent contractors and not agents or employees of the other. Neither party shall have authority to make any statements, representations or commitments of any kind, or to take any action, that will be binding on the other party.

ARTICLE XIV - Severability

14. If any one or more of the provisions of this AGREEMENT shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this AGREEMENT shall not in any way be affected or impaired thereby.

ARTICLE XV - Assignability

15. Neither this AGREEMENT nor any part hereof shall be assignable by either party without the express written consent of the other. Any attempted assignment without such consent shall be void. Notwithstanding the foregoing, Repligen may assign this Agreement without DFCI’s consent to any Affiliate, to any entity (whether or not an Affiliate) formed or availed of to facilitate the research, development, manufacture, use, or sale of Licensed Products or the financing of the same, or to any assignee or purchaser of all or substantially all of Repligen’s business provided the intended assignee agrees in writing to accept all of the terms and conditions of this Agreement.

ARTICLE XVI - Entire AGREEMENT

16. This instrument and the Research Agreement contain the entire AGREEMENT between the parties hereto with respect to the subject matter hereof. No verbal agreement, conversation or representation between any officers, agents, or employees of the parties hereto either before or after the execution of this AGREEMENT shall affect or modify any of the terms or obligations herein contained.

ARTICLE XVII - Modifications in Writing

17. No change, modification, extension, termination or waiver of this AGREEMENT, or any of the provisions herein contained, shall be valid unless made in writing and signed by a duly authorized representative of each party.

ARTICLE XVIII - Governing Law

18. The validity and interpretation of this AGREEMENT and the legal relations of the parties to it shall be governed by the laws of the Commonwealth of Massachusetts.

ARTICLE XIX - Captions

19. The captions are provided for convenience and are not to be used in construing this AGREEMENT.

ARTICLE XIX - Construction

20. The parties agree that they have participated equally in the formation of this AGREEMENT and that the language herein should not be presumptively construed against either of them.

IN WITNESS WHEREOF, the parties hereto have caused this AGREEMENT to be executed in quadruplicate by their duly authorized representatives as of the date first above written.

DANA-FARBER CANCER INSTITUTE (DFCI)	REPLIGEN CORPORATION

By:	By:

Title:	Title:

WITNESSED BY:	WITNESSED BY:

APPENDIX A

PATENT RIGHTS

U.S. Patent Appl. No. 591,300, DNA Encoding B7, a New Member of the IGG Superfamily with Unique Expression on Activated and Neoplastic B Cells, filed on October 1, 1990

U.S. Patent Appl. No. 751,306, a Continuation-in-Part Application involving the same subject matter as No. 591,300, filed on August 28, 1991

Exhibit D

Patents

Serial No.	Title/misc
07/864,807	“Immunotherapy involving stimulation of THCD28 lymphokins production”
07/902,467	“Immunotherapy involving CD28 stimulation”
08/073,223	“Methods for selectively stimulating proliferation of T cells”
08/253,964	“Methods for selectively stimulating proliferation of T cells”
08/253,751	“Methods for selectively stimulating proliferation of T cells”
PCT/US94/06255	“Methods for selectively stimulating proliferation of T cells”
PCT/US94/06701	“CD28 pathway immunosuppression”
08/403,253	“Methods for selectively stimulating proliferation of T cells”
08/435,095	“Methods for Modulating Expression of Exogenous DNA in T cells”
08/453,925	“Methods for selectively stimulating proliferation of T cells”
08/475,136	“Improved methods for Transfecting T Cells
08/435,816	“Methods for selectively stimulating proliferation of T cells”
08/477,165	“Immunotherapy Involving Stimulation of THCD28 Lymphokine Production”
08/476,818	“Methods for selectively stimulating proliferation of T cells”
08/435,518	“Methods for enhancing T cells survival by augmenting bci-XL, protein level”
08/481,739	“Methods for enhancing T cells survival by augmenting bci-XL, protein level”
PCT/US94/13782	“Methods for selectively stimulating proliferation of T cells”
PCT/US96/06203	“Methods for enhancing T cells survival by augmenting bci-XL, protein level”
PCT/US96/06200	“Improved Methods for transfecting T cells”
08/592,711	“Methods for selectively stimulating proliferation of T cells”

Schedule 6.1

Exceptions to Patents Warranty

None